Morgan Stanley Retail and Institutional Funds

522 Fifth Avenue

New York, New York 10020

December 10, 2009

File Room

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

RE: Morgan Stanley Retail and Institutional Funds

Dear Ladies and Gentleman,

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, as amended, enclosed please find the following documents for each Fund (listed in the Exhibit A) which are attached hereto:

1.

A copy of the Fund’s joint fidelity blanket bond (the “Bond”) providing for coverage of $75 million issued by ICI Mutual acting as lead underwriter and with such other insurance companies participating in the program as may be determined by Management during the policy term for the period October 5, 2009 to October 5, 2010;

2.

A copy of the resolutions of the Board of Directors of the Funds, including a majority of the Directors/Trustees who are not interested persons, approving the amount, type, form, coverage of the Bond and the portion of the premium to be paid by each Fund, and allocation of premiums and recoveries under the Bond;

3.	A copy of the joint fidelity bond agreement concerning the allocation of premiums and recoveries under the Bond; and

4.

A chart that shows for each Fund (i) each fund’s Gross Assets; and (ii) the amount of the single insured bond that would have been provided and maintained had the Fund not been named as an insured under a joint insured bond.

Please note that the premium has been paid in its entirety.

Very truly yours,

/s/ Mary Mullin
Mary Mullin Secretary of the Funds

Enclosures

EXHIBIT A

MORGAN STANLEY

RETAIL AND INSTITUTIONAL FUNDS

at

October 5, 2009

RETAIL FUNDS

Open-End Retail Funds

Taxable Money Market Funds

1.               Active Assets Government Securities Trust (“AA Government”)

2.               Active Assets Institutional Government Securities Trust (“AA Institutional Government”)

3.               Active Assets Institutional Money Trust (“AA Institutional Money”)

4.               Active Assets Money Trust (“AA Money”)

5.               Morgan Stanley Liquid Asset Fund Inc. (“Liquid Asset”)

6.               Morgan Stanley U.S. Government Money Market Trust (“Government Money”)

Tax-Exempt Money Market Funds

7.               Active Assets California Tax-Free Trust (“AA California”)

8.               Active Assets Tax-Free Trust (“AA Tax-Free”)

9.               Morgan Stanley California Tax-Free Daily Income Trust (“California Tax-Free Daily”)

10.         Morgan Stanley New York Municipal Money Market Trust (“New York Money”)

11.         Morgan Stanley Tax-Free Daily Income Trust (“Tax-Free Daily”)

Equity Funds

12.         Morgan Stanley Capital Opportunities Trust (“Capital Opportunities”)+

13.         Morgan Stanley Convertible Securities Trust  (“Convertible Securities”)+

14.         Morgan Stanley Dividend Growth Securities Inc. (“Dividend Growth”)

15.         Morgan Stanley Equally-Weighted S&P 500 Fund (“Equally-Weighted S&P 500”)+

16.         Morgan Stanley European Equity Fund Inc. (“European Equity”)+

17.         Morgan Stanley Focus Growth Fund (“Focus Growth”)+

18.         Morgan Stanley Fundamental Value Fund (“Fundamental Value”)+

19.         Morgan Stanley Global Advantage Fund (“Global Advantage”)

20.         Morgan Stanley Global Dividend Growth Securities (“Global Dividend Growth”)+

21.         Morgan Stanley Global Infrastructure Fund (“Global Infrastructure”)+

22.         Morgan Stanley Health Sciences Trust (“Health Sciences”)+

23.         Morgan Stanley International Fund (“International Fund”)+

24.         Morgan Stanley International Value Equity Fund (“International Value”)+

25.         Morgan Stanley Mid Cap Growth Fund (“Mid Cap Growth”)+

26.         Morgan Stanley Mid-Cap Value Fund (Mid-Cap Value”)+

27.         Morgan Stanley Natural Resource Development Securities Inc. (“Natural Resource”)+

28.         Morgan Stanley Pacific Growth Fund Inc. (“Pacific Growth”)+

29.         Morgan Stanley Real Estate Fund (“Real Estate”)+

30.         Morgan Stanley Small-Mid Special Value Fund (Small-Mid Special Value”)+

31.         Morgan Stanley S&P 500 Index Fund (“S&P 500 Index”)+

32.         Morgan Stanley Special Growth Fund (“Special Growth”)+

33.         Morgan Stanley Special Value Fund (“Special Value”)+

34.         Morgan Stanley Technology Fund (“Technology Fund”)+

35.         Morgan Stanley Value Fund (“Value Fund”)+

Balanced Funds

36.         Morgan Stanley Balanced Fund (“Balanced Fund”)+

Asset Allocation Fund

37.         Morgan Stanley Strategist Fund (“Strategist Fund”)+

Taxable Fixed-Income Funds

38.         Morgan Stanley Flexible Income Trust (“Flexible Income”)+

39.         Morgan Stanley High Yield Securities Inc. (“High Yield Securities”)+

40.         Morgan Stanley Limited Duration U.S. Government Trust (“Limited Duration Government”)

41.         Morgan Stanley Mortgage Securities Trust (“Mortgage Securities”)+

42.         Morgan Stanley U.S. Government Securities Trust (“Government Securities”)+

Tax-Exempt Fixed-Income Funds

43.         Morgan Stanley California Tax-Free Income Fund (“California Tax-Free”)+

44.         Morgan Stanley New York Tax-Free Income Fund (“New York Tax-Free”)+

45.         Morgan Stanley Tax-Exempt Securities Trust (“Tax-Exempt Securities”)+

Special Purpose Funds

46.         Morgan Stanley Select Dimensions Investment Series (“Select Dimensions”)

•                  Balanced Portfolio

•                  Capital Growth Portfolio

•                  Capital Opportunities Portfolio

•                  Dividend Growth Portfolio

•                  Equally-Weighted S&P 500 Portfolio

•                  Flexible Income Portfolio

•                  Focus Growth Portfolio

•                  Global Infrastructure Portfolio

•                  Mid Cap Growth Portfolio

•                  Money Market Portfolio

47.         Morgan Stanley Variable Investment Series (“Variable Investment”)

•                  Aggressive Equity Portfolio

•                  Capital Opportunities Portfolio

•                  Dividend Growth Portfolio

•                  European Equity Portfolio

•                  Global Dividend Growth Portfolio

•                  Global Infrastructure Portfolio

•                  High Yield Portfolio

•                  Income Builder Portfolio

•                  Income Plus Portfolio

•                  Limited Duration Portfolio

•                  Money Market Portfolio

•                  S&P 500 Index Portfolio

•                  Strategist Portfolio

Alternative Open-End Funds

48.         Morgan Stanley Series Funds (“Series Funds”)+

•                  Alternative Opportunities Fund

•                  Commodities Alpha Fund

49.         Morgan Stanley FX Series Funds (“FX Series Funds”)+

•                  FX Alpha Plus Strategy Portfolio

•                  FX Alpha Strategy Portfolio

Closed-End Retail Funds

Alternative Closed-End Funds

50.         Morgan Stanley Prime Income Trust (“Prime Income”)

Taxable Fixed-Income Closed-End Funds

51.         Morgan Stanley Income Securities Inc. (“Income Securities”)

Tax-Exempt Fixed-Income Closed-End Funds

52.         Morgan Stanley California Insured Municipal Income Trust (“California Insured Municipal”)

53.         Morgan Stanley California Quality Municipal Securities (“California Quality Municipal”)

54.         Morgan Stanley Insured California Municipal Securities (“Insured California Securities”)

55.         Morgan Stanley Insured Municipal Bond Trust (“Insured Municipal Bond”)

56.         Morgan Stanley Insured Municipal Income Trust (“Insured Municipal Income”)

57.         Morgan Stanley Insured Municipal Securities (“Insured Municipal Securities”)

58.         Morgan Stanley Insured Municipal Trust (“Insured Municipal Trust”)

59.         Morgan Stanley Municipal Income Opportunities Trust (“Municipal Opportunities”)

60.         Morgan Stanley Municipal Income Opportunities Trust II (“Municipal Opportunities II”)

61.         Morgan Stanley Municipal Income Opportunities Trust III (“Municipal Opportunities III”)

62.         Morgan Stanley Municipal Premium Income Trust (“Municipal Premium”)

63.         Morgan Stanley New York Quality Municipal Securities (“New York Quality Municipal”)

64.         Morgan Stanley Quality Municipal Income Trust (“Quality Municipal Income”)

65.         Morgan Stanley Quality Municipal Investment Trust (“Quality Municipal Investment”)

66.         Morgan Stanley Quality Municipal Securities (“Quality Municipal Securities”)

INSTITUTIONAL FUNDS

Open-End Institutional Funds

1.             Morgan Stanley Institutional Fund, Inc. (“Institutional Fund Inc.”)

•                  Active International Allocation Portfolio

•                  Capital Growth Portfolio

•                  Emerging Markets Debt Portfolio

•                  Emerging Markets Portfolio

•                  Focus Growth Portfolio

•                  Global Franchise Portfolio

•                  Global Real Estate Portfolio

•                  International Equity Portfolio

•                  International Growth Equity Portfolio

•                  International Real Estate Portfolio

•                  International Small Cap Portfolio

•                  Large Cap Relative Value Portfolio

•                  Small Company Growth Portfolio

•                  U.S. Real Estate Portfolio

•                  U.S. Small/Mid Cap Value Portfolio

2.                                       Morgan Stanley Institutional Fund Trust (“Institutional Fund Trust”)

•                  Advisory II Portfolio

•                  Balanced Portfolio

•                  Core Fixed Income Portfolio

•                  Core Plus Fixed Income Portfolio

•                  Intermediate Duration Portfolio

•                  International Fixed Income Portfolio

•                  Investment Grade Fixed Income Portfolio

•                  Limited Duration Portfolio

•                  Long Duration Fixed Income Portfolio

•                  Mid-Cap Growth Portfolio

•                  Municipal Portfolio

•                  U.S. Mid Cap Value Portfolio

•                  U.S. SmallCap Value Portfolio

•                  Value Portfolio

3.                           The Universal Institutional Funds, Inc. (“Universal Funds”)

•                  Capital Growth Portfolio

•                  Core Plus Fixed Income Portfolio

•                  Emerging Markets Debt Portfolio

•                  Emerging Markets Equity Portfolio

•                  Equity and Income Portfolio

•                  Global Franchise Portfolio

•                  Global Real Estate Portfolio

•                  Global Value Equity Portfolio

•                  High Yield Portfolio

•                  International Growth Equity Portfolio

•                  International Magnum Portfolio

•                  Mid Cap Growth Portfolio

•                  Small Company Growth Portfolio

•                  U.S. Mid-Cap Value Portfolio

•                  U.S. Real Estate Portfolio

•                  Value Portfolio

4.                                       Morgan Stanley Institutional Liquidity Funds (“Liquidity Funds”)

•                  Government Portfolio

•                  Government Securities Portfolio

•                  Money Market Portfolio

•                  Prime Portfolio

•                  Tax-Exempt Portfolio

•                  Treasury Portfolio

•                  Treasury Securities Portfolio

Closed-End Institutional Funds

1.                                       Morgan Stanley Asia-Pacific Fund, Inc. (“Asia-Pacific Fund”)

2.                                       Morgan Stanley China A Share Fund, Inc. (“China A Fund”)

3.                                       Morgan Stanley Eastern Europe Fund, Inc. (“Eastern Europe”)

4.                                       Morgan Stanley Emerging Markets Debt Fund, Inc. (“Emerging Markets Debt”)

5.                                       Morgan Stanley Emerging Markets Domestic Debt Fund, Inc. (“Emerging Markets Domestic Debt”)

6.                                       Morgan Stanley Emerging Markets Fund, Inc. (“Emerging Markets Fund”)

7.                                       Morgan Stanley Frontier Emerging Markets Fund, Inc. (“Frontier Emerging Markets”)

8.                                       Morgan Stanley Global Opportunity Bond Fund, Inc. (“Global Opportunity”)

9.                                       Morgan Stanley High Yield Fund, Inc. (“High Yield Fund”)

10.                                 The India Investment Fund, Inc. (“India Investment”)

11.                                 The Latin American Discovery Fund, Inc. (“Latin American Discovery”)

12.                                 The Malaysia Fund, Inc. (“Malaysia Fund”)

13.                                 The Thai Fund, Inc. (“Thai Fund”)

14.                                 The Turkish Investment Fund, Inc. (“Turkish Investment”)

In Registration

1.                                       Morgan Stanley Opportunistic Municipal High Income Fund

+ Denotes Multi-Class Retail Fund

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

1401 H St. NW

Washington, DC 20005

INVESTMENT COMPANY BLANKET BOND

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

1401 H St. NW

Washington, DC 20005

DECLARATIONS

NOTICE

This policy is issued by your risk retention group.  Your risk retention group may not be subject to all of the insurance laws and regulations of your state.  State insurance insolvency guaranty funds are not available for your risk retention group.

Item 1.	Name of Insured (the “Insured”)		Bond Number
	Morgan Stanley Investment Management, Inc.		88190109B

	Principal Office:	522 Fifth Avenue, 19th Floor
New York, NY 10036

	Mailing Address:	c/o Risk & Insurance Management Department
1633 Broadway, 25th Floor
New York, NY 10019

Item 2.  Bond Period: from 12:01 a.m. on October 5, 2009, to 12:01 a.m. on October 5, 2010, or the earlier effective date of the termination of this Bond, standard time at the Principal Address as to each of said dates.

Item 3.	Limit of Liability—
Subject to Sections 9, 10 and 12 hereof:

			LIMIT OF LIABILITY	DEDUCTIBLE AMOUNT
	Insuring Agreement A-	FIDELITY	$45,000,000	$150,000
	Insuring Agreement B-	AUDIT EXPENSE	$50,000	$10,000
	Insuring Agreement C-	ON PREMISES	$45,000,000	$100,000
	Insuring Agreement D-	IN TRANSIT	$45,000,000	$100,000
	Insuring Agreement E-	FORGERY OR ALTERATION	$45,000,000	$100,000
	Insuring Agreement F-	SECURITIES	$45,000,000	$100,000
	Insuring Agreement G-	COUNTERFEIT CURRENCY	$45,000,000	$100,000
	Insuring Agreement H-	UNCOLLECTIBLE ITEMS OF DEPOSIT	$1,000,000	$150,000
	Insuring Agreement I-	PHONE/ELECTRONIC TRANSACTIONS	$45,000,000	$100,000

	If “Not Covered” is inserted opposite any Insuring Agreement above, such Insuring Agreement and any reference thereto shall be deemed to be deleted from this Bond.

	OPTIONAL INSURING AGREEMENTS ADDED BY RIDER:

	Insuring Agreement J-	COMPUTER SECURITY	$45,000,000	$100,000

Item 4.

Offices or Premises Covered—All the Insured’s offices or other premises in existence at the time this Bond becomes effective are covered under this Bond, except the offices or other premises excluded by Rider. Offices or other premises acquired or established after the effective date of this Bond are covered subject to the terms of General Agreement A.

Item 5.	The liability of ICI Mutual Insurance Company (the “Underwriter”) is subject to the terms of the following Riders attached hereto:

Riders:  1-2-3-4-5-6-7-8-9-10-11-12-13-14

and of all Riders applicable to this Bond issued during the Bond Period.

By:	/S/ Maggie Sullivan
Authorized Representative

Bond (1/09)

INVESTMENT COMPANY BLANKET BOND

NOTICE

This policy is issued by your risk retention group.  Your risk retention group may not be subject to all of the insurance laws and regulations of your state.  State insurance insolvency guaranty funds are not available for your risk retention group.

ICI Mutual Insurance Company, a Risk Retention Group (the “Underwriter”), in consideration of an agreed premium, and in reliance upon the Application and all other information furnished to the Underwriter by the Insured, and subject to and in accordance with the Declarations, General Agreements, Provisions, Conditions and Limitations and other terms of this bond (including all riders hereto) (“Bond”), to the extent of the Limit of Liability and subject to the Deductible Amount, agrees to indemnify the Insured for the loss, as described in the Insuring Agreements, sustained by the Insured at any time but discovered during the Bond Period.

INSURING AGREEMENTS

A.    FIDELITY

Loss caused by any Dishonest or Fraudulent Act or Theft committed by an Employee anywhere, alone or in collusion with other persons (whether or not Employees), during the time such Employee has the status of an Employee as defined herein, and even if such loss is not discovered until after he or she ceases to be an Employee, EXCLUDING loss covered under Insuring Agreement B.

B.    AUDIT EXPENSE

Expense incurred by the Insured for that part of audits or examinations required by any governmental regulatory authority or Self Regulatory Organization to be conducted by such authority or Organization or by an independent accountant or other person, by reason of the discovery of loss sustained by the Insured and covered by this Bond.

C.    ON PREMISES

Loss resulting from Property that is (1) located or reasonably believed by the Insured to be located within the Insured’s offices or premises, and (2) the object of Theft, Dishonest or Fraudulent Act, or Mysterious Disappearance, EXCLUDING loss covered under Insuring Agreement A.

D.    IN TRANSIT

Loss resulting from Property that is (1) in transit in the custody of any person authorized by an Insured to act as a messenger, except while in the mail or with a carrier for hire (other than a Security Company), and (2) the object of Theft, Dishonest or Fraudulent Act, or Mysterious Disappearance, EXCLUDING loss covered under Insuring Agreement A.  Property is “in transit” beginning immediately upon receipt of such Property by the transporting person and ending immediately upon delivery at the specified destination.

E.     FORGERY OR ALTERATION

Loss caused by the Forgery or Alteration of or on (1) any bills of exchange, checks, drafts, or other written orders or directions to pay certain sums in money, acceptances, certificates of deposit, due bills, money orders, or letters of credit; or (2) other written instructions, requests or applications to the Insured, authorizing or acknowledging the transfer, payment, redemption, delivery or receipt of Property, or giving notice of any bank account, which instructions or requests or applications purport to have been signed or endorsed by (a) any customer of the Insured, or (b) any shareholder of or subscriber

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to shares issued by any Investment Company, or (c) any financial or banking institution or stockbroker; or (3) withdrawal orders or receipts for the withdrawal of Property, or receipts or certificates of deposit for Property and bearing the name of the Insured as issuer or of another Investment Company for which the Insured acts as agent.  This Insuring Agreement E does not cover loss caused by Forgery or Alteration of Securities or loss covered under Insuring Agreement A.

F.     SECURITIES

Loss resulting from the Insured, in good faith, in the ordinary course of business, and in any capacity whatsoever, whether for its own account or for the account of others, having acquired, accepted or received, or sold or delivered, or given any value, extended any credit or assumed any liability on the faith of any Securities, where such loss results from the fact that such Securities (1) were Counterfeit, or (2) were lost or stolen, or (3) contain a Forgery or Alteration, and notwithstanding whether or not the act of the Insured causing such loss violated the constitution, by-laws, rules or regulations of any Self Regulatory Organization, whether or not the Insured was a member thereof, EXCLUDING loss covered under Insuring Agreement A.

G.    COUNTERFEIT CURRENCY

Loss caused by the Insured in good faith having received or accepted (1) any money orders which prove to be Counterfeit or to contain an Alteration or (2) paper currencies or coin of the United States of America or Canada which prove to be Counterfeit.  This Insuring Agreement G does not cover loss covered under Insuring Agreement A.

H.    UNCOLLECTIBLE ITEMS OF DEPOSIT

Loss resulting from the payment of dividends, issuance of Fund shares or redemptions or exchanges permitted from an account with the Fund as a consequence of

(1)   uncollectible Items of Deposit of a Fund’s customer, shareholder or subscriber credited by the Insured or its agent to such person’s Fund account, or

(2)   any Item of Deposit processed through an automated clearing house which is reversed by a Fund’s customer, shareholder or subscriber and is deemed uncollectible by the Insured;

PROVIDED, that (a) Items of Deposit shall not be deemed uncollectible until the Insured’s collection procedures have failed, (b) exchanges of shares between Funds with exchange privileges shall be covered hereunder only if all such Funds are insured by the Underwriter for uncollectible Items of Deposit, and (c) the Insured Fund shall have implemented and maintained a policy to hold Items of Deposit for the minimum number of days stated in its Application (as amended from time to time) before paying any dividend or permitting any withdrawal with respect to such Items of Deposit (other than exchanges between Funds).  Regardless of the number of transactions between Funds in an exchange program, the minimum number of days an Item of Deposit must be held shall begin from the date the Item of Deposit was first credited to any Insured Fund.

This Insuring Agreement H does not cover loss covered under Insuring Agreement A.

I.      PHONE/ELECTRONIC TRANSACTIONS

Loss caused by a Phone/Electronic Transaction, where the request for such Phone/Electronic Transaction:

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(1)   is transmitted to the Insured or its agents by voice over the telephone or by Electronic Transmission; and

(2)   is made by an individual purporting to be a Fund shareholder or subscriber or an authorized agent of a Fund shareholder or subscriber; and

(3)   is unauthorized or fraudulent and is made with the manifest intent to deceive;

PROVIDED, that the entity receiving such request generally maintains and follows during the Bond Period all Phone/Electronic Transaction Security Procedures with respect to all Phone/Electronic Transactions; and

EXCLUDING loss resulting from:

(1)   the failure to pay for shares attempted to be purchased; or

(2)   any redemption of Investment Company shares which had been improperly credited to a shareholder’s account where such shareholder (a) did not cause, directly or indirectly, such shares to be credited to such account, and (b) directly or indirectly received any proceeds or other benefit from such redemption; or

(3)   any redemption of shares issued by an Investment Company where the proceeds of such redemption were requested to be paid or made payable to other than (a) the Shareholder of Record, or (b) any other person or bank account designated to receive redemption proceeds (i) in the initial account application, or (ii) in writing (not to include Electronic Transmission) accompanied by a signature guarantee; or

(4)   any redemption of shares issued by an Investment Company where the proceeds of such redemption were requested to be sent to other than any address for such account which was designated (a) in the initial account application, or (b) in writing (not to include Electronic Transmission), where such writing is received at least one (1) day prior to such redemption request, or (c) by voice over the telephone or by Electronic Transmission at least fifteen (15) days prior to such redemption; or

(5)   the intentional failure to adhere to one or more Phone/Electronic Transaction Security Procedures; or

(6)   a Phone/Electronic Transaction request transmitted by electronic mail or transmitted by any method not subject to the Phone/Electronic Transaction Security Procedures; or

(7) the failure or circumvention of any physical or electronic protection device, including any firewall, that imposes restrictions on the flow of electronic traffic in or out of any Computer System.

This Insuring Agreement I does not cover loss covered under Insuring Agreement A, “Fidelity” or Insuring Agreement J, “Computer Security”.

GENERAL AGREEMENTS

A.    ADDITIONAL OFFICES OR EMPLOYEES–CONSOLIDATION OR MERGER–NOTICE

1.     Except as provided in paragraph 2 below, this Bond shall apply to any additional office(s) established by the Insured during the Bond Period and to all Employees during the Bond Period, without the need to give notice thereof or pay additional premiums to the Underwriter for the Bond Period.

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2.     If during the Bond Period an Insured Investment Company shall merge or consolidate with an institution in which such Insured is the surviving entity, or purchase substantially all the assets or capital stock of another institution, or acquire or create a separate investment portfolio, and shall within sixty (60) days notify the Underwriter thereof, then this Bond shall automatically apply to the Property and Employees resulting from such merger, consolidation, acquisition or creation from the date thereof; provided, that the Underwriter may make such coverage contingent upon the payment of an additional premium.

B.    WARRANTY

No statement made by or on behalf of the Insured, whether contained in the Application or otherwise, shall be deemed to be an absolute warranty, but only a warranty that such statement is true to the best of the knowledge of the person responsible for such statement.

C.    COURT COSTS AND ATTORNEYS’ FEES

The Underwriter will indemnify the Insured against court costs and reasonable attorneys’ fees incurred and paid by the Insured in defense of any legal proceeding brought against the Insured seeking recovery for any loss which, if established against the Insured, would constitute a loss covered under the terms of this Bond; provided, however, that with respect to Insuring Agreement A this indemnity shall apply only in the event that

1.     an Employee admits to having committed or is adjudicated to have committed a Dishonest or Fraudulent Act or Theft which caused the loss; or

2.     in the absence of such an admission or adjudication, an arbitrator or arbitrators acceptable to the Insured and the Underwriter concludes, after a review of an agreed statement of facts, that an Employee has committed a Dishonest or Fraudulent Act or Theft which caused the loss.

The Insured shall promptly give notice to the Underwriter of any such legal proceeding and upon request shall furnish the Underwriter with copies of all pleadings and other papers therein.  At the Underwriter’s election the Insured shall permit the Underwriter to conduct the defense of such legal proceeding in the Insured’s name, through attorneys of the Underwriter’s selection.  In such event, the Insured shall give all reasonable information and assistance which the Underwriter shall deem necessary to the proper defense of such legal proceeding.

If the amount of the Insured’s liability or alleged liability in any such legal proceeding is greater than the amount which the Insured would be entitled to recover under this Bond (other than pursuant to this General Agreement C), or if a Deductible Amount is applicable, or both, the indemnity liability of the Underwriter under this General Agreement C is limited to the proportion of court costs and attorneys’ fees incurred and paid by the Insured or by the Underwriter that the amount which the Insured would be entitled to recover under this Bond (other than pursuant to this General Agreement C) bears to the sum of such amount plus the amount which the Insured is not entitled to recover.  Such indemnity shall be in addition to the Limit of Liability for the applicable Insuring Agreement.

D.    INTERPRETATION

This Bond shall be interpreted with due regard to the purpose of fidelity bonding under Rule 17g-1 of the Investment Company Act of 1940 (i.e., to protect innocent third parties from harm) and to the structure of the investment management industry (in which a loss of Property resulting from a cause described in any Insuring Agreement ordinarily gives rise to a potential legal liability on the part of the Insured), such that the term “loss” as used herein shall include an Insured’s legal liability for

5

direct compensatory damages resulting directly from a misappropriation, or measurable diminution in value, of Property.

THIS BOND, INCLUDING THE FOREGOING INSURING AGREEMENTS

AND GENERAL AGREEMENTS, IS SUBJECT TO THE FOLLOWING

PROVISIONS, CONDITIONS AND LIMITATIONS:

SECTION 1.  DEFINITIONS

The following terms used in this Bond shall have the meanings stated in this Section:

A.    “Alteration” means the marking, changing or altering in a material way of the terms, meaning or legal effect of a document with the intent to deceive.

B.    “Application” means the Insured’s application (and any attachments and materials submitted in  connection therewith) furnished to the Underwriter for this Bond.

C.    “Computer System” means (1) computers with related peripheral components, including storage components, (2) systems and applications software, (3) terminal devices, (4) related communications networks or customer communication systems, and (5) related electronic funds transfer systems; by which data or monies are electronically collected, transmitted, processed, stored or retrieved.

D.    “Counterfeit” means, with respect to any item, one which is false but is intended to deceive and to be taken for the original authentic item.

E.     “Deductible Amount” means, with respect to any Insuring Agreement, the amount set forth under the heading “Deductible Amount” in Item 3 of the Declarations or in any Rider for such Insuring Agreement, applicable to each Single Loss covered by such Insuring Agreement.

F.     “Depository” means any “securities depository” (other than any foreign securities depository) in which an Investment Company may deposit its Securities in accordance with Rule 17f-4 under the Investment Company Act of 1940.

G.    “Dishonest or Fraudulent Act” means any dishonest or fraudulent act, including “larceny and embezzlement” as defined in Section 37 of the Investment Company Act of 1940, committed with the conscious manifest intent (1) to cause the Insured to sustain a loss and (2) to obtain financial benefit for the perpetrator or any other person (other than salaries, commissions, fees, bonuses, awards, profit sharing, pensions or other employee benefits). A Dishonest or Fraudulent Act does not mean or include a reckless act, a negligent act, or a grossly negligent act.

H.    “Electronic Transmission” means any transmission effected by electronic means, including but not limited to a transmission effected by telephone tones, Telefacsimile, wireless device, or over the Internet.

I.      “Employee” means:

(1)   each officer, director, trustee, partner or employee of the Insured, and

(2)   each officer, director, trustee, partner or employee of any predecessor of the Insured whose principal assets are acquired by the Insured by consolidation or merger with, or purchase of assets  or capital stock of, such predecessor, and

(3)   each attorney performing legal services for the Insured and each employee of such attorney or of the law firm of such attorney while performing services for the Insured, and

6

(4)   each student who is an authorized intern of the Insured, while in any of the Insured’s offices,  and

(5)   each officer, director, trustee, partner or employee of

(a)  an investment adviser,

(b)  an underwriter (distributor),

(c)  a transfer agent or shareholder accounting recordkeeper, or

(d) an administrator authorized by written agreement to keep financial and/or other required   records,

for an Investment Company named as an Insured, BUT ONLY while (i) such officer, partner or employee is performing acts coming within the scope of the usual duties of an officer or employee of an Insured, or (ii) such officer, director, trustee, partner or employee is acting as a member of any committee duly elected or appointed to examine or audit or have custody of or access to the Property of the Insured, or (iii) such director or trustee (or anyone acting in a similar capacity) is acting outside the scope of the usual duties of a director or trustee;PROVIDED, that the term “Employee” shall not include any officer, director, trustee, partner or employee of a transfer agent, shareholder accounting recordkeeper or administrator (x) which is not an “affiliated person” (as defined in Section 2(a) of the Investment Company Act of 1940) of an Investment Company named as Insured or of the adviser or underwriter of such Investment Company, or (y) which is a “Bank” (as defined in Section 2(a) of the Investment Company Act of 1940), and

(6)   each individual assigned, by contract or by any agency furnishing temporary personnel, in either case on a contingent or part-time basis, to perform the usual duties of an employee in any office of the Insured, and

(7)   each individual assigned to perform the usual duties of an employee or officer of any entity authorized by written agreement with the Insured to perform services as electronic data processor of checks or other accounting records of the Insured, but excluding a processor which acts as transfer agent or in any other agency capacity for the Insured in issuing checks, drafts or securities, unless included under subsection (5) hereof, and

(8)   each officer, partner or employee of

(a)   any Depository or Exchange,

(b)   any nominee in whose name is registered any Security included in the systems for the central handling of securities established and maintained by any Depository, and

(c)   any recognized service company which provides clerks or other personnel to any Depository or Exchange on a contract basis,

while such officer, partner or employee is performing services for any Depository in the operation of  systems for the central handling of securities, and

(9)   in the case of an Insured which is an “employee benefit plan” (as defined in Section 3 of the Employee Retirement Income Security Act of 1974 (“ERISA”)) for officers, directors or employees of another Insured (“In-House Plan”), any “fiduciary” or other “plan official” (within the meaning of Section 412 of ERISA) of such In-House Plan, provided that such fiduciary or other plan official is a director, partner, officer, trustee or employee of an Insured (other than an In-House Plan).

Each employer of temporary personnel and each entity referred to in subsections (6) and (7) and their respective partners, officers and employees shall collectively be deemed to be one person for all the purposes of this Bond.

Brokers, agents, independent contractors, or representatives of the same general character shall not be considered Employees, except as provided in subsections (3), (6), and (7).

J.     “Exchange” means any national securities exchange registered under the Securities Exchange Act of 1934.

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K.    “Forgery” means the physical signing on a document of the name of another person (whether real or fictitious) with the intent to deceive.  A Forgery may be by means of mechanically reproduced facsimile signatures as well as handwritten signatures.  Forgery does not include the signing of an individual’s own name, regardless of such individual’s authority, capacity or purpose.

L.    “Items of Deposit” means one or more checks or drafts.

M.   “Investment Company” or “Fund” means an investment company registered under the Investment Company Act of 1940.

N.    “Limit of Liability” means, with respect to any Insuring Agreement, the limit of liability of the Underwriter for any Single Loss covered by such Insuring Agreement as set forth under the heading “Limit of Liability” in Item 3 of the Declarations or in any Rider for such Insuring Agreement.

O.    “Mysterious Disappearance” means any disappearance of Property which, after a reasonable investigation has been conducted, cannot be explained.

P.    “Non-Fund” means any corporation, business trust, partnership, trust or other entity which is not an Investment Company.

Q.    “Phone/Electronic Transaction Security Procedures” means security procedures for Phone/Electronic Transactions as provided in writing to the Underwriter.

R.    “Phone/Electronic Transaction” means any (1) redemption of shares issued by an Investment Company, (2) election concerning dividend options available to Fund shareholders, (3) exchange of shares in a registered account of one Fund into shares in an identically registered account of another Fund in the same complex pursuant to exchange privileges of the two Funds, or (4) purchase of shares issued by an Investment Company, which redemption, election, exchange or purchase is requested by voice over the telephone or through an Electronic Transmission.

S.    “Property” means the following tangible items:  money, postage and revenue stamps, precious metals, Securities, bills of exchange, acceptances, checks, drafts, or other written orders or directions to pay sums certain in money, certificates of deposit, due bills, money orders, letters of credit, financial futures contracts, conditional sales contracts, abstracts of title, insurance policies, deeds, mortgages, and assignments of any of the foregoing, and other valuable papers, including books of account and other records used by the Insured in the conduct of its business, and all other instruments similar to or in the nature of the foregoing (but excluding all data processing records), (1) in which the Insured has a legally cognizable interest, (2) in which the Insured acquired or should have acquired such an interest by reason of a predecessor’s declared financial condition at the time of the Insured’s consolidation or merger with, or purchase of the principal assets of, such predecessor or (3) which are held by the Insured for any purpose or in any capacity.

T.    “Securities” means original negotiable or non-negotiable agreements or instruments which represent an equitable or legal interest, ownership or debt (including stock certificates, bonds, promissory notes, and assignments thereof), which are in the ordinary course of business and transferable by physical delivery with appropriate endorsement or assignment.  “Securities” does not include bills of exchange, acceptances, certificates of deposit, checks, drafts, or other written orders or directions to pay sums certain in money, due bills, money orders, or letters of credit.

U.    “Security Company” means an entity which provides or purports to provide the transport of Property by secure means, including, without limitation, by use of armored vehicles or guards.

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V.    “Self Regulatory Organization” means any association of investment advisers or securities dealers registered under the federal securities laws, or any Exchange.

W.   “Shareholder of Record” means the record owner of shares issued by an Investment Company or, in the case of joint ownership of such shares, all record owners, as designated (1) in the initial account application, or (2) in writing accompanied by a signature guarantee, or (3) pursuant to procedures as set forth in the Application.

X.    “Single Loss” means:

(1)   all loss resulting from any one actual or attempted Theft committed by one person, or

(2)   all loss caused by any one act (other than a Theft or a Dishonest or Fraudulent Act) committed by one person, or

(3)   all loss caused by Dishonest or Fraudulent Acts committed by one person, or

(4)   all expenses incurred with respect to any one audit or examination, or

(5)   all loss caused by any one occurrence or event other than those specified in subsections (1) through (4) above.

All acts or omissions of one or more persons which directly or indirectly aid or, by failure to report or otherwise, permit the continuation of an act referred to in subsections (1) through (3) above of any other person shall be deemed to be the acts of such other person for purposes of this subsection.

All acts or occurrences or events which have as a common nexus any fact, circumstance, situation, transaction or series of facts, circumstances, situations, or transactions shall be deemed to be one act, one occurrence, or one event.

Y.    “Telefacsimile” means a system of transmitting and reproducing fixed graphic material (as, for example, printing) by means of signals transmitted over telephone lines or over the Internet.

Z.    “Theft” means robbery, burglary or hold-up, occurring with or without violence or the threat of violence.

SECTION 2.  EXCLUSIONS

THIS BOND DOES NOT COVER:

A.    Loss resulting from (1) riot or civil commotion outside the United States of America and Canada, or (2) war, revolution, insurrection, action by armed forces, or usurped power, wherever occurring; except if such loss occurs while the Property is in transit, is otherwise covered under Insuring Agreement D, and when such transit was initiated, the Insured or any person initiating such transit on the Insured’s behalf had no knowledge of such riot, civil commotion, war, revolution, insurrection, action by armed forces, or usurped power.

B.    Loss in time of peace or war resulting from nuclear fission or fusion or radioactivity, or biological or chemical agents or hazards, or fire, smoke, or explosion, or the effects of any of the foregoing.

C.    Loss resulting from any Dishonest or Fraudulent Act committed by any person while acting in the capacity of a member of the Board of Directors or any equivalent body of the Insured or of any other entity.

D.    Loss resulting from any nonpayment or other default of any loan or similar transaction made by the Insured or any of its partners, directors, officers or employees, whether or not authorized and whether

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procured in good faith or through a Dishonest or Fraudulent Act, unless such loss is otherwise covered under Insuring Agreement A, E or F.

E.     Loss resulting from any violation by the Insured or by any Employee of any law, or any rule or regulation pursuant thereto or adopted by a Self Regulatory Organization, regulating the issuance, purchase or sale of securities, securities transactions upon security exchanges or over the counter markets, Investment Companies, or investment advisers, unless such loss, in the absence of such law, rule or regulation, would be covered under Insuring Agreement A, E or F.

F.     Loss resulting from Property that is the object of Theft, Dishonest or Fraudulent Act, or Mysterious Disappearance while in the custody of any Security Company, unless such loss is covered under this Bond and is in excess of the amount recovered or received by the Insured under (1) the Insured’s contract with such Security Company, and (2) insurance or indemnity of any kind carried by such Security Company for the benefit of, or otherwise available to, users of its service, in which case this Bond shall cover only such excess, subject to the applicable Limit of Liability and Deductible Amount.

G.    Potential income, including but not limited to interest and dividends, not realized by the Insured because of a loss covered under this Bond, except when covered under Insuring Agreement H.

H.    Loss in the form of (1) damages of any type for which the Insured is legally liable, except direct compensatory damages, or (2) taxes, fines, or penalties, including without limitation two-thirds of treble damage awards pursuant to judgments under any statute or regulation.

I.      Loss resulting from the surrender of Property away from an office of the Insured as a result of a threat

(1)   to do bodily harm to any person, except where the Property is in transit in the custody of any person acting as messenger as a result of a threat to do bodily harm to such person, if the Insured had no knowledge of such threat at the time such transit was initiated, or

(2)   to do damage to the premises or Property of the Insured,

unless such loss is otherwise covered under Insuring Agreement A.

J.                All costs, fees and other expenses incurred by the Insured in establishing the existence of or amount of loss covered under this Bond, except to the extent certain audit expenses are covered under Insuring Agreement B.

K.    Loss resulting from payments made to or withdrawals from any account, involving funds erroneously credited to such account, unless such loss is otherwise covered under Insuring Agreement A.

L.     Loss resulting from uncollectible Items of Deposit which are drawn upon a financial institution outside the United States of America, its territories and possessions, or Canada.

M.   Loss resulting from the Dishonest or Fraudulent Acts, Theft, or other acts or omissions of an Employee primarily engaged in the sale of shares issued by an Investment Company to persons other than (1) a person registered as a broker under the Securities Exchange Act of 1934 or (2) an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, which is not an individual.

N.    Loss resulting from the use of credit, debit, charge, access, convenience, identification, cash management or other cards, whether such cards were issued or purport to have been issued by the Insured or by anyone else, unless such loss is otherwise covered under Insuring Agreement A.

O.    Loss resulting from any purchase, redemption or exchange of securities issued by an Investment Company or other Insured, or any other instruction, request, acknowledgement, notice or transaction involving securities issued by an Investment Company or other Insured or the dividends in respect

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thereof, when any of the foregoing is requested, authorized or directed or purported to be requested, authorized or directed by voice over the telephone or by Electronic Transmission, unless such loss is otherwise covered under Insuring Agreement A or Insuring Agreement I.

P.     Loss resulting from any Dishonest or Fraudulent Act or Theft committed by an Employee as defined in Section 1.I(2), unless such loss (1) could not have been reasonably discovered by the due diligence of the Insured at or prior to the time of acquisition by the Insured of the assets acquired from a predecessor, and (2) arose out of a lawsuit or valid claim brought against the Insured by a person unaffiliated with the Insured or with any person affiliated with the Insured.

Q.    Loss resulting from the unauthorized entry of data into, or the deletion or destruction of data in, or the change of data elements or programs within, any Computer System, unless such loss is otherwise covered under Insuring Agreement A.

SECTION 3.  ASSIGNMENT OF RIGHTS

Upon payment to the Insured hereunder for any loss, the Underwriter shall be subrogated to the extent of such payment to all of the Insured’s rights and claims in connection with such loss; provided, however, that the Underwriter shall not be subrogated to any such rights or claims one named Insured under this Bond may have against another named Insured under this Bond.  At the request of the Underwriter, the Insured shall execute all assignments or other documents and take such action as the Underwriter may deem necessary or desirable to secure and perfect such rights and claims, including the execution of documents necessary to enable the Underwriter to bring suit in the name of the Insured.

Assignment of any rights or claims under this Bond shall not bind the Underwriter without the Underwriter’s written consent.

SECTION 4.  LOSS—NOTICE—PROOF—LEGAL PROCEEDINGS

This Bond is for the use and benefit only of the Insured and the Underwriter shall not be liable hereunder to anyone other than the Insured.  As soon as practicable and not more than sixty (60) days after discovery, the Insured shall give the Underwriter written notice thereof and, as soon as practicable and within one year after such discovery, shall also furnish to the Underwriter affirmative proof of loss with full particulars.  The Underwriter may extend the sixty day notice period or the one year proof of loss period if the Insured requests an extension and shows good cause therefor.

See also General Agreement C (Court Costs and Attorneys’ Fees).

The Underwriter shall not be liable hereunder for loss of Securities unless each of the Securities is identified in such proof of loss by a certificate or bond number or by such identification means as the Underwriter may require.  The Underwriter shall have a reasonable period after receipt of a proper affirmative proof of loss within which to investigate the claim, but where the Property is Securities and the loss is clear and undisputed, settlement shall be made within forty-eight (48) hours even if the loss involves Securities of which duplicates may be obtained.

The Insured shall not bring legal proceedings against the Underwriter to recover any loss hereunder prior to sixty (60) days after filing such proof of loss or subsequent to twenty-four (24) months after the discovery of such loss or, in the case of a legal proceeding to recover hereunder on account of any judgment against the Insured in or settlement of any suit mentioned in General Agreement C or to recover court costs or attorneys’ fees paid in any such suit, twenty-four (24) months after the date of the final judgment in or settlement of such suit.  If any limitation in this Bond is prohibited by any applicable law, such limitation shall be deemed to be amended to be equal to the minimum period of limitation permitted by such law.

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Notice hereunder shall be given to Manager, Professional Liability Claims, ICI Mutual Insurance Company, 1401 H St. NW, Washington, DC 20005.

SECTION 5.  DISCOVERY

For all purposes under this Bond, a loss is discovered, and discovery of a loss occurs, when the Insured

(1)   becomes aware of facts, or

(2)   receives notice of an actual or potential claim by a third party which alleges that the Insured is liable under circumstances,

which would cause a reasonable person to assume that loss covered by this Bond has been or is likely to be incurred even though the exact amount or details of loss may not be known.

SECTION 6.  VALUATION OF PROPERTY

For the purpose of determining the amount of any loss hereunder, the value of any Property shall be the market value of such Property at the close of business on the first business day before the discovery of such loss; except that

(1)   the value of any Property replaced by the Insured prior to the payment of a claim therefor shall be the actual market value of such Property at the time of replacement, but not in excess of the market value of such Property on the first business day before the discovery of the loss of such Property;

(2)   the value of Securities which must be produced to exercise subscription, conversion, redemption or deposit privileges shall be the market value of such privileges immediately preceding the expiration thereof if the loss of such Securities is not discovered until after such expiration, but if there is no quoted or other ascertainable market price for such Property or privileges referred to in clauses (1) and (2), their value shall be fixed by agreement between the parties or by arbitration before an arbitrator or arbitrators acceptable to the parties; and

(3)   the value of books of accounts or other records used by the Insured in the conduct of its business shall be limited to the actual cost of blank books, blank pages or other materials if the books or records are reproduced plus the cost of labor for the transcription or copying of data furnished by the Insured for reproduction.

SECTION 7.  LOST SECURITIES

The maximum liability of the Underwriter hereunder for lost Securities shall be the payment for, or replacement of, such Securities having an aggregate value not to exceed the applicable Limit of Liability.  If the Underwriter shall make payment to the Insured for any loss of Securities, the Insured shall assign to the Underwriter all of the Insured’s right, title and interest in and to such Securities.  In lieu of such payment, the Underwriter may, at its option, replace such lost Securities, and in such case the Insured shall cooperate to effect such replacement.  To effect the replacement of lost Securities, the Underwriter may issue or arrange for the issuance of a lost instrument bond.  If the value of such Securities does not exceed the applicable Deductible Amount (at the time of the discovery of the loss), the Insured will pay the usual premium charged for the lost instrument bond and will indemnify the issuer of such bond against all loss and expense that it may sustain because of the issuance of such bond.

If the value of such Securities exceeds the applicable Deductible Amount (at the time of discovery of the loss), the Insured will pay a proportion of the usual premium charged for the lost instrument bond, equal to the percentage that the applicable Deductible Amount bears to the value of such Securities upon discovery of the loss, and will indemnify the issuer of such bond against all loss and expense that

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is not recovered from the Underwriter under the terms and conditions of this Bond, subject to the applicable Limit of Liability.

SECTION 8.  SALVAGE

If any recovery is made, whether by the Insured or the Underwriter, on account of any loss within the applicable Limit of Liability hereunder, the Underwriter shall be entitled to the full amount of such recovery to reimburse the Underwriter for all amounts paid hereunder with respect to such loss.  If any recovery is made, whether by the Insured or the Underwriter, on account of any loss in excess of the applicable Limit of Liability hereunder plus the Deductible Amount applicable to such loss from any source other than suretyship, insurance, reinsurance, security or indemnity taken by or for the benefit of the Underwriter, the amount of such recovery, net of the actual costs and expenses of recovery, shall be applied to reimburse the Insured in full for the portion of such loss in excess of such Limit of Liability, and the remainder, if any, shall be paid first to reimburse the Underwriter for all amounts paid hereunder with respect to such loss and then to the Insured to the extent of the portion of such loss within the Deductible Amount.  The Insured shall execute all documents which the Underwriter deems necessary or desirable to secure to the Underwriter the rights provided for herein.

SECTION 9.  NON-REDUCTION AND NON-ACCUMULATION OF LIABILITY AND TOTAL LIABILITY

Prior to its termination, this Bond shall continue in force up to the Limit of Liability for each Insuring Agreement for each Single Loss, notwithstanding any previous loss (other than such Single Loss) for which the Underwriter may have paid or be liable to pay hereunder; PROVIDED, however, that regardless of the number of years this Bond shall continue in force and the number of premiums which shall be payable or paid, the liability of the Underwriter under this Bond with respect to any Single Loss shall be limited to the applicable Limit of Liability irrespective of the total amount of such Single Loss and shall not be cumulative in amounts from year to year or from period to period.

SECTION 10.  MAXIMUM LIABILITY OF UNDERWRITER; OTHER BONDS OR POLICIES

The maximum liability of the Underwriter for any Single Loss covered by any Insuring Agreement under this Bond shall be the Limit of Liability applicable to such Insuring Agreement, subject to the applicable Deductible Amount and the other provisions of this Bond.  Recovery for any Single Loss may not be made under more than one Insuring Agreement.  If any Single Loss covered under this Bond is recoverable or recovered in whole or in part because of an unexpired discovery period under any other bonds or policies issued by the Underwriter to the Insured or to any predecessor in interest of the Insured, the maximum liability of the Underwriter shall be the greater of either (1) the applicable Limit of Liability under this Bond, or (2) the maximum liability of the Underwriter under such other bonds or policies.

SECTION 11.  OTHER INSURANCE

Notwithstanding anything to the contrary herein, if any loss covered by this Bond shall also be covered by other insurance or suretyship for the benefit of the Insured, the Underwriter shall be liable hereunder only for the portion of such loss in excess of the amount recoverable under such other insurance or suretyship, but not exceeding the applicable Limit of Liability of this Bond.

SECTION 12.  DEDUCTIBLE AMOUNT

The Underwriter shall not be liable under any Insuring Agreement unless the amount of the loss covered thereunder, after deducting the net amount of all reimbursement and/or recovery received by the Insured with respect to such loss (other than from any other bond, suretyship or insurance policy or as an

13

advance by the Underwriter hereunder) shall exceed the applicable Deductible Amount; in such case the Underwriter shall be liable only for such excess, subject to the applicable Limit of Liability and the other terms of this Bond.

No Deductible Amount shall apply to any loss covered under Insuring Agreement A sustained by any Investment Company named as an Insured.

SECTION 13.  TERMINATION

The Underwriter may terminate this Bond as to any Insured or all Insureds only by written notice to such Insured or Insureds and, if this Bond is terminated as to any Investment Company, to each such Investment Company terminated thereby and to the Securities and Exchange Commission, Washington, D.C., in all cases not less than sixty (60) days prior to the effective date of termination specified in such notice.

The Insured may terminate this Bond only by written notice to the Underwriter not less than sixty (60) days prior to the effective date of the termination specified in such notice.  Notwithstanding the foregoing, when the Insured terminates this Bond as to any Investment Company, the effective date of termination shall be not less than sixty (60) days from the date the Underwriter provides written notice of the termination to each such Investment Company terminated thereby and to the Securities and Exchange Commission, Washington, D.C.

This Bond will terminate as to any Insured that is a Non-Fund immediately and without notice upon (1) the takeover of such Insured’s business by any State or Federal official or agency, or by any receiver or liquidator, or (2) the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the Insured, or assignment for the benefit of creditors of the Insured.

Premiums are earned until the effective date of termination.  The Underwriter shall refund the unearned premium computed at short rates in accordance with the Underwriter’s standard short rate cancellation tables if this Bond is terminated by the Insured or pro rata if this Bond is terminated by the Underwriter.

Upon the detection by any Insured that an Employee has committed any Dishonest or Fraudulent Act(s) or Theft, the Insured shall immediately remove such Employee from a position that may enable such Employee to cause the Insured to suffer a loss by any subsequent Dishonest or Fraudulent Act(s) or Theft.  The Insured, within two (2) business days of such detection, shall notify the Underwriter with full and complete particulars of the detected Dishonest or Fraudulent Act(s) or Theft.

For purposes of this section, detection occurs when any partner, officer, or supervisory employee of any Insured, who is not in collusion with such Employee, becomes aware that the Employee has committed any Dishonest or Fraudulent Act(s) or Theft.

This Bond shall terminate as to any Employee by written notice from the Underwriter to each Insured and, if such Employee is an Employee of an Insured Investment Company, to the Securities and Exchange Commission, in all cases not less than sixty (60) days prior to the effective date of termination specified in such notice.

SECTION 14.  RIGHTS AFTER TERMINATION

At any time prior to the effective date of termination of this Bond as to any Insured, such Insured may, by written notice to the Underwriter, elect to purchase the right under this Bond to an additional period of twelve (12) months within which to discover loss sustained by such Insured prior to the effective date of such termination and shall pay an additional premium therefor as the Underwriter may require.

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Such additional discovery period shall terminate immediately and without notice upon the takeover of such Insured’s business by any State or Federal official or agency, or by any receiver or liquidator.  Promptly after such termination the Underwriter shall refund to the Insured any unearned premium.

The right to purchase such additional discovery period may not be exercised by any State or Federal official or agency, or by any receiver or liquidator, acting or appointed to take over the Insured’s business.

SECTION 15.  CENTRAL HANDLING OF SECURITIES

The Underwriter shall not be liable for loss in connection with the central handling of securities within the systems established and maintained by any Depository (“Systems”), unless the amount of such loss exceeds the amount recoverable or recovered under any bond or policy or participants’ fund insuring the Depository against such loss (the “Depository’s Recovery”); in such case the Underwriter shall be liable hereunder only for the Insured’s share of such excess loss, subject to the applicable Limit of Liability, the Deductible Amount and the other terms of this Bond.

For determining the Insured’s share of such excess loss, (1) the Insured shall be deemed to have an interest in any certificate representing any security included within the Systems equivalent to the interest the Insured then has in all certificates representing the same security included within the Systems; (2) the Depository shall have reasonably and fairly apportioned the Depository’s Recovery among all those having an interest as recorded by appropriate entries in the books and records of the Depository in Property involved in such loss, so that each such interest shall share in the Depository’s Recovery in the ratio that the value of each such interest bears to the total value of all such interests; and (3) the Insured’s share of such excess loss shall be the amount of the Insured’s interest in such Property in excess of the amount(s) so apportioned to the Insured by the Depository.

This Bond does not afford coverage in favor of any Depository or Exchange or any nominee in whose name is registered any security included within the Systems.

SECTION 16.  ADDITIONAL COMPANIES INCLUDED AS INSURED

If more than one entity is named as the Insured:

A.    the total liability of the Underwriter hereunder for each Single Loss shall not exceed the Limit of Liability which would be applicable if there were only one named Insured, regardless of the number of Insured entities which sustain loss as a result of such Single Loss,

B.    the Insured first named in Item 1 of the Declarations shall be deemed authorized to make, adjust, and settle, and receive and enforce payment of, all claims hereunder as the agent of each other Insured for such purposes and for the giving or receiving of any notice required or permitted to be given hereunder; provided, that the Underwriter shall promptly furnish each named Insured Investment Company with (1) a copy of this Bond and any amendments thereto, (2) a copy of each formal filing of a claim hereunder by any other Insured, and (3) notification of the terms of the settlement of each such claim prior to the execution of such settlement,

C.    the Underwriter shall not be responsible or have any liability for the proper application by the Insured first named in Item 1 of the Declarations of any payment made hereunder to the first named Insured,

D.    for the purposes of Sections 4 and 13, knowledge possessed or discovery made by any partner, officer or supervisory Employee of any Insured shall constitute knowledge or discovery by every named Insured,

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E.     if the first named Insured ceases for any reason to be covered under this Bond, then the Insured next named shall thereafter be considered as the first named Insured for the purposes of this Bond, and

F.     each named Insured shall constitute “the Insured” for all purposes of this Bond.

SECTION 17.  NOTICE AND CHANGE OF CONTROL

Within thirty (30) days after learning that there has been a change in control of an Insured by transfer of its outstanding voting securities the Insured shall give written notice to the Underwriter of:

A.    the names of the transferors and transferees (or the names of the beneficial owners if the voting securities are registered in another name), and

B.    the total number of voting securities owned by the transferors and the transferees (or the beneficial owners), both immediately before and after the transfer, and

C.    the total number of outstanding voting securities.

As used in this Section, “control” means the power to exercise a controlling influence over the management or policies of the Insured.

SECTION 18.  CHANGE OR MODIFICATION

This Bond may only be modified by written Rider forming a part hereof over the signature of the Underwriter’s authorized representative.  Any Rider which modifies the coverage provided by Insuring Agreement A, Fidelity, in a manner which adversely affects the rights of an Insured Investment Company shall not become effective until at least sixty (60) days after the Underwriter has given written notice thereof to the Securities and Exchange Commission, Washington, D.C., and to each Insured Investment Company affected thereby.

IN WITNESS WHEREOF, the Underwriter has caused this Bond to be executed on the Declarations Page.

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ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 1

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Item 1 of the Declarations, Name of Insured, shall include the following:

Morgan Stanley Distribution Inc.

Morgan Stanley Investment Management Limited

Morgan Stanley Asset and Investment Trust Company Limited

Morgan Stanley Investment Management Company

Morgan Stanley Distributors, Inc.

Morgan Stanley Services Company, Inc.

Active Assets California Tax-Free Trust

Active Assets Government Securities Trust

Active Assets Institutional Government Securities Trust

Active Assets Institutional Money Trust

Active Assets Money Trust

Active Assets Tax-Free Trust

Morgan Stanley Balanced Fund

Morgan Stanley California Insured Municipal Income Trust

Morgan Stanley California Quality Municipal Securities

Morgan Stanley California Tax-Free Daily Income Trust

Morgan Stanley California Tax-Free Income Fund

Morgan Stanley Capital Opportunities Trust

Morgan Stanley Convertible Securities Trust

Morgan Stanley Dividend Growth Securities Trust

Morgan Stanley Equally Weighed S&P 500 Fund

Morgan Stanley European Equity Fund Inc.

Morgan Stanley Flexible Income Trust

Morgan Stanley Focus Growth Fund

Morgan Stanley Fundamental Value Fund

Morgan Stanley FX Series Funds, a series fund consisting of:

•                  FX Alpha Strategy Portfolio

•                  FX Alpha Plus Strategy Portfolio

Morgan Stanley Global Advantage Fund

Morgan Stanley Global Dividend Growth Securities

Morgan Stanley Global Infrastructure Fund

Morgan Stanley Health Sciences Trust

Morgan Stanley High Yield Securities Inc.

Morgan Stanley Income Trust

Morgan Stanley Insured California Municipal Securities

Morgan Stanley Insured Municipal Bond Trust

Morgan Stanley Insured Municipal Income Trust

Morgan Stanley Insured Municipal Securities

Morgan Stanley Insured Municipal Trust

Morgan Stanley International Fund

Morgan Stanley International Value Equity Fund

Morgan Stanley Limited Duration Fund

Morgan Stanley Limited Duration US Government Trust

Morgan Stanley Limited Term Municipal Trust

Morgan Stanley Liquid Asset Fund Inc.

Morgan Stanley Mid Cap Growth Fund

Morgan Stanley Mid Cap Value Fund

Morgan Stanley Mortgage Securities Trust

Morgan Stanley Municipal Income Opportunities Trust

Morgan Stanley Municipal Income Opportunities Trust II

Morgan Stanley Municipal Income Opportunities Trust III

Morgan Stanley Municipal Premium Income Trust

Morgan Stanley Natural Resource Development Securities Inc.

Morgan Stanley New York Municipal Money Market Trust

Morgan Stanley New York Quality Municipal Securities

Morgan Stanley New York Tax-Free Income Fund

Morgan Stanley Pacific Growth Fund, Inc.

Morgan Stanley Prime Income Trust

Morgan Stanley Quality Municipal Income Trust

Morgan Stanley Quality Municipal Investment Trust

Morgan Stanley Quality Municipal Securities

Morgan Stanley Real Estate Fund

Morgan Stanley S&P 500 Index Fund

Morgan Stanley Select Dimensions Investment Series, a series fund consisting of:

•                  The Balanced Growth Portfolio

•                  The Capital Growth Portfolio

•                  The Capital Opportunities Portfolio

•                  The Developing Growth Portfolio

•                  The Dividend Growth Portfolio

•                  The Equally Weighed S&P500 Index Portfolio

•                  The Flexible Income Portfolio

•                  The Global Equity Portfolio

•                  The Global Infrastructure Portfolio

•                  The Mid Cap Growth Portfolio

•                  The Money Market Portfolio

•                  Focus Growth Fund

Morgan Stanley Series Funds, a series fund consisting of:

•                  Commodities Alpha Fund

•                  Alternative Opportunities Fund

Morgan Stanley Small-Mid Special Value Fund

Morgan Stanley Special Growth Fund

Morgan Stanley Special Value Fund

Morgan Stanley Strategist Fund

Morgan Stanley Tax-Exempt Securities Trust

Morgan Stanley Tax-Free Daily Income Trust

Morgan Stanley Technology Fund

Morgan Stanley U.S. Government Money Market Trust

Morgan Stanley U.S. Government Securities Trust

Morgan Stanley Value Fund

Morgan Stanley Variable Investment Series, a series fund consisting of:

•                  The Aggressive Equity Portfolio

•                  The Capital Opportunities Portfolio

•                  The Global Infrastructure Portfolio

•                  The Income Builder Portfolio

•                  The Global Advantage Portfolio

•                  The Money Market Portfolio

•                  The Income Plus Portfolio

•                  The High Yield Portfolio

•                  The European Equity Portfolio

•                  The Dividend Growth Portfolio

•                  The Global Dividend Growth Portfolio

•                  The S&P 500 Index Portfolio

•                  The Strategist Portfolio

•                  The Limited Duration Portfolio

The Thai Fund, Inc.

The Turkish Investment Fund, Inc.

Morgan Stanley High Yield Fund, Inc.

Morgan Stanley Emerging Markets Debt Fund, Inc.

Morgan Stanley Frontier Emerging Markets Fund, Inc.

Morgan Stanley India Investment Fund, Inc.

Morgan Stanley Global Opportunity Bond Fund, Inc.

The Latin American Discovery Fund, Inc.

The Malaysia Fund, Inc.

Morgan Stanley Emerging Markets Fund, Inc.

Morgan Stanley Asia-Pacific Fund, Inc.

Morgan Stanley Eastern Europe Fund, Inc.

Morgan Stanley China A Share Fund, Inc.

Morgan Stanley Emerging Markets Domestic Debt Fund, Inc.

Morgan Stanley Institutional Fund, Inc., a series fund consisting of:

•                  Active International Allocation Portfolio

•                  Capital Growth Portfolio

•                  Emerging Markets Debt Portfolio

•                  Emerging Markets Portfolio

•                  Focus Growth Portfolio

•                  Global Franchise Portfolio

•                  Global Real Estate Portfolio

•                  Global Value Equity Portfolio

•                  International Equity Portfolio

•                  International Growth Equity Portfolio

•                  International Real Estate Portfolio

•                  International Small Cap Portfolio

•                  Large Cap Relative Value Portfolio

•                  Small Company Growth Portfolio

•                  Small Mid Cap Value Portfolio

•                  U.S. Real Estate Portfolio

The Universal Institutional Funds, Inc., a series fund consisting of:

•                  Capital Growth Portfolio

•                  Core Plus Fixed Income Portfolio

•                  Emerging Markets Debt Portfolio

•                  Emerging Markets Equity Portfolio

•                  Equity and Income Portfolio

•                  Global Franchise Portfolio

•                  Global Real Estate Portfolio

•                  Global Value Equity Portfolio

•                  High Yield Portfolio

•                  International Growth Equity Portfolio

•                  International Magnum Portfolio

•                  Mid Cap Growth Portfolio

•                  Small Company Growth Portfolio

•                  U.S. Mid Cap Value Portfolio

•                  U.S. Real Estate Portfolio

•                  Value Portfolio

Morgan Stanley Institutional Fund Trust, a series fund consisting of:

•                  Advisory Portfolio II

•                  Balanced Portfolio

•                  Core Fixed Income Portfolio

•                  Core Plus Fixed Income Portfolio

•                  Intermediate Duration Portfolio

•                  International Fixed Income Portfolio

•                  Investment Grade Fixed Income Portfolio

•                  Limited Duration Portfolio

•                  Long Duration Fixed Income Portfolio

•                  Mid Cap Growth Portfolio

•                  Municipal Portfolio

•                  US Mid-Cap Value Portfolio

•                  US Small-Cap Value Portfolio

•                  Value Portfolio

Morgan Stanley Institutional Liquidity Funds, a series fund consisting of:

•                  Government Portfolio

•                  Government Securities Portfolio

•                  Money Market Portfolio

•                  Prime Portfolio

•                  Tax-Exempt Portfolio

•                  Treasury Portfolio

•                  Treasury Securities Portfolio

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN1.0-00 (1/02)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 2

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that this Bond (other than Insuring Agreements C and D) does not cover loss resulting from or in connection with any business, activities, or acts or omissions of (including services rendered by) any Insured which is not an Insured Fund (“Non-Fund”) or any Employee of a Non-Fund, except loss, otherwise covered by the terms of this Bond, resulting from or in connection with (1) services rendered by a Non-Fund to an Insured Fund, or to shareholders of such Fund in connection with the issuance, transfer, or redemption of their Fund shares, or (2) in the case of a Non-Fund substantially all of whose business is rendering the services described in (1) above, the general business, activities or operations of such Non-Fund, excluding (a) the rendering of services (other than those described in (1) above) to any person, or (b) the sale of goods or property of any kind.

It is further understood and agreed that with respect to any Non-Fund, Insuring Agreements C and D only cover loss of Property which a Non-Fund uses or holds, or in which a Non-Fund has an interest, in each case wholly or partially in connection with the rendering of services by a Non-Fund to an Insured Fund, or to shareholders of such Fund in connection with the issuance, transfer, or redemption of their Fund shares.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN3.0-01 (1/02)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 3

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that this Bond shall not cover any loss resulting from or in connection with (1) the acts or omissions of any custodian, clearing agency or depository located outside of the United States of America, or of any employee or agent of any such custodian or depository; or (2) the nationalization or expropriation by any country and/or territory of any property (including “Property” as defined in Section 1.S of the Bond) or property rights of any Insured or any other person or entity.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN13.0-01 (10/08)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 4

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that notwithstanding Section 2.Q of this Bond, this Bond is amended by adding an additional Insuring Agreement J as follows:

J.     COMPUTER SECURITY

Loss (including loss of Property) resulting directly from Computer Fraud; provided, that the Insured has adopted in writing and generally maintains and follows during the Bond Period all Computer Security Procedures.  The isolated failure of the Insured to maintain and follow a particular Computer Security Procedure in a particular instance will not preclude coverage under this Insuring Agreement, subject to the specific exclusions herein and in the Bond.

1.               Definitions.  The following terms used in this Insuring Agreement shall have the following meanings:

a.           “Authorized User” means any person or entity designated by the Insured (through contract, assignment of User Identification, or otherwise) as authorized to use a Covered Computer System, or any part thereof.  An individual who invests in an Insured Fund shall not be considered to be an Authorized User solely by virtue of being an investor.

b.           “Computer Fraud” means the unauthorized entry of data into, or the deletion or destruction of data in, or change of data elements or programs within, a Covered Computer System which:

(1)   is committed by any Unauthorized Third Party anywhere, alone or in collusion with other Unauthorized Third Parties; and

(2)   is committed with the conscious manifest intent (a) to cause the Insured to sustain a loss, and (b) to obtain financial benefit for the perpetrator or any other person; and

(3)   causes (x) Property to be transferred, paid or delivered; or (y) an account of the Insured, or of its customer, to be added, deleted, debited or credited; or (z) an unauthorized or fictitious account to be debited or credited.

c.               “Computer Security Procedures” means procedures for prevention of unauthorized computer access and use and administration of computer access and use as provided in writing to the Underwriter.

d.              “Covered Computer System” means any Computer System as to which the Insured has possession, custody and control.

e.               “Unauthorized Third Party” means any person or entity that, at the time of the Computer Fraud, is not an Authorized User.

f.                 “User Identification” means any unique user name (i.e., a series of characters) that is assigned to a person or entity by the Insured.

2.               Exclusions.  It is further understood and agreed that this Insuring Agreement J shall not cover:

a.               Any loss covered under Insuring Agreement A, “Fidelity,” of this Bond; and

b.              Any loss resulting directly or indirectly from Theft or misappropriation of confidential or proprietary information, material or data (including but not limited to trade secrets, computer programs or customer information); and

c.               Any loss resulting from the intentional failure to adhere to one or more Computer Security Procedures; and

d.              Any loss resulting from a Computer Fraud committed by or in collusion with:

(1)                      any Authorized User (whether a natural person or an entity); or

(2)                      in the case of any Authorized User which is an entity, (a) any director, officer, partner, employee or agent of such Authorized User, or (b) any entity which controls, is controlled by, or is under common control with such Authorized User (“Related Entity”), or (c) any director, officer, partner, employee or agent of such Related Entity; or

(3)                      in the case of any Authorized User who is a natural person, (a) any entity for which such Authorized User is a director, officer, partner, employee or agent (“Employer Entity”), or (b) any director, officer, partner, employee or agent of such Employer Entity, or (c) any entity which controls, is controlled by, or is under common control with such Employer Entity (“Employer-Related Entity”), or (d) any director, officer, partner, employee or agent of such Employer-Related Entity;

and

e.               Any loss resulting from physical damage to or destruction of any Covered Computer System, or any part thereof, or any data, data elements or media associated therewith; and

f.                 Any loss resulting from Computer Fraud committed by means of wireless access to any Covered Computer System, or any part thereof, or any data, data elements or media associated therewith; and

g.              Any loss not directly and proximately caused by Computer Fraud (including, without limitation, disruption of business and extra expense); and

h.              Payments made to any person(s) who has threatened to deny or has denied authorized access to a Covered Computer System or otherwise has threatened to disrupt the business of the Insured.

For purposes of this Insuring Agreement, “Single Loss,” as defined in Section 1.X of this Bond, shall also include all loss caused by Computer Fraud(s) committed by one person, or in which one person is implicated, whether or not that person is specifically identified.  A series of losses involving unidentified individuals, but arising from the same method of operation, may be deemed by the Underwriter to involve the same individual and in that event shall be treated as a Single Loss.

It is further understood and agreed that nothing in this Rider shall affect the exclusion set forth in Section 2.0 of this Bond.

Coverage under this Insuring Agreement shall terminate upon termination of this Bond.  Coverage under this Insuring Agreement may also be terminated without terminating this Bond as an entirety:

(a)                      by written notice from the Underwriter not less than sixty (60) days prior to the effective date of termination specified in such notice; or

(b)                     immediately by written notice from the Insured to the Underwriter.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN19.0-04 (12/03)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 5

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that not withstanding Section 9, Non-Reduction and Non Accumulation of Liability and Total Liability, or any other provision of this Bond, the liability of the Underwriter under this Bond with respect to any and all loss or losses, under Insuring Agreement H, Uncollectible Items of Deposit, shall be limited to an aggregate of One Million Dollars ($1,000,000) for the Bond Period, irrespective of the total amount of any such loss or losses.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RV24.0-01-123 (12/98)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 6

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that the Deductible Amount for Insuring Agreement E, Forgery or Alteration, and Insuring Agreement F, Securities, shall not apply with respect to loss through Forgery of a signature on the following documents:

(1)	letter requesting redemption of $50,000 or less payable by check to the shareholder of record and addressed to the address of record; or

(2)	letter requesting redemption of $50,000 or less by wire transfer to the record shareholder’s bank account of record; or

(3)

    written request to a trustee or custodian for a Designated Retirement Account (“DRA”) which holds shares of an Insured Fund, where such request (a) purports to be from or at the instruction of the Owner of such DRA, and (b) directs such trustee or custodian to transfer $50,000 or less from such DRA to a trustee or custodian for another DRA established for the benefit of such Owner;

provided, that the Limit of Liability for a Single Loss as described above shall be $50,000 and that the Insured shall bear 20% of each such loss.  This Rider shall not apply in the case of any such Single Loss which exceeds $50,000; in such case the Deductible Amounts and Limits of Liability set forth in Item 3 of the Declarations shall control.

For purposes of this Rider:

(A)      “Designated Retirement Account” means any retirement plan or account described or qualified under the Internal Revenue Code of 1986, as amended, or a subaccount thereof.

(B)        “Owner” means the individual for whose benefit the DRA, or a subaccount thereof, is established.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN27.0-02 (10/08)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 7

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that this Bond does not cover any loss resulting from or in connection with the acceptance of any Third Party Check, unless

(1)                      such Third Party Check is used to open or increase an account which is registered in the name of one or more of the payees on such Third Party Check, and

(2)                      reasonable efforts are made by the Insured, or by the entity receiving Third Party Checks on behalf of the Insured, to verify all endorsements on all Third Party Checks made payable in amounts greater than $100,000 (provided, however, that the isolated failure to make such efforts in a particular instance will not preclude coverage, subject to the exclusions herein and in the Bond), and then only to the extent such loss is otherwise covered under this Bond.

For purposes of this Rider, “Third Party Check” means a check made payable to one or more parties and offered as payment to one or more other parties.

It is further understood and agreed that notwithstanding anything to the contrary above or elsewhere in the Bond, this Bond does not cover any loss resulting from or in connection with the acceptance of a Third Party Check where:

(1)                      any payee on such Third Party Check reasonably appears to be a corporation or other entity; or

(2)                      such Third Party Check is made payable in an amount greater than $100,000 and does not include the purported endorsements of all payees on such Third Party Check.

It is further understood and agreed that this Rider shall not apply with respect to any coverage that may be available under Insuring Agreement A, “Fidelity.”

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN30.0-01 (1/02)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 8

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that, notwithstanding anything to the contrary in General Agreement A of this Bond, Item 1 of the Declarations shall include any Newly Created Investment Company or portfolio, provided that the Insured shall submit to the Underwriter, at least annually, a list of all Newly Created Investment Companies or portfolios, the estimated annual assets of each Newly Created Investment Company or portfolio, and copies of any prospectuses and statements of additional information relating to such Newly Created Investment Companies or portfolios, unless said prospectuses and statements of additional information have been previously submitted.

For purposes of this Rider, Newly Created Investment Company or portfolio shall mean any Investment Company or portfolio declared effective by the SEC after the inception date of this Bond which is advised, distributed or administered by Morgan Stanley Investment Management Inc. or Morgan Stanley Investment Advisors, Inc., and for which they have the responsibility of placing fidelity bond coverage.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 9

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration for the premium charged for this Bond, it is hereby understood and agreed that, with respect to Insuring Agreement I only, the Deductible Amount set forth in Item 3 of the Declarations (“Phone/Electronic Deductible”) shall not apply with respect to a Single Loss, otherwise covered by Insuring Agreement I, caused by:

(1)                                  a Phone/Electronic Redemption requested to be paid or made payable by check to the Shareholder of Record at the address of record; or

(2)                                  a Phone/Electronic Redemption requested to be paid or made payable by wire transfer to the Shareholder of Record’s bank account of record,

provided, that the Limit of Liability for a Single Loss as described in (1) or (2) above shall be the lesser of 80% of such loss or $40,000 and that the Insured shall bear the remainder of each such Loss.  This Rider shall not apply if the application of the Phone/Electronic Deductible to the Single Loss would result in coverage of greater than $40,000 or more; in such case the Phone-initiated Deductible and Limit of Liability set forth in Item 3 of the Declarations shall control.

For purposes of this Rider, “Phone/Electronic Redemption” means any redemption of shares issued by an Investment Company, which redemption is requested (a) by voice over the telephone, (b) through an automated telephone tone or voice response system, or (c) by Telefacsimile.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN39.0-02 (8/02)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 10

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that notwithstanding anything to the contrary in this Bond (including Insuring Agreement I), this Bond does not cover loss caused by a Phone/Electronic Transaction requested:

•    by transmissions over the Internet (including any connected or associated intranet or extranet) or utilizing modem or similar connections; or

•    by wireless device transmissions over the Internet (including any connected or associated intranet or extranet),

except insofar as such loss is covered under Insuring Agreement A “Fidelity” of this Bond.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN48.0-03 (12/03)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 11

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Section 5 of this Bond is amended to read as follows:

“For all purposes under this Bond, a loss is discovered, and discovery of a loss occurs, when the Legal Department or Chief Compliance Officer of Morgan Stanley Investment Management Inc.  Morgan Stanley Investment Advisors, Inc., or Morgan Stanley or the Risk and Insurance Department of Morgan Stanley:

(1)   becomes aware of facts, or

(2)   receives notice of an actual or potential claim by a third party which alleges that the Insured is liable under circumstances,

which would cause a reasonable person to assume that loss covered by this Bond and in excess of the applicable Deductible Amount has been or is likely to be incurred even though the exact amount or details of loss may not be known.”

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RNM27.0-03-190 (8/04)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO.  12

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

Most property and casualty insurers, including ICI Mutual Insurance Company, a Risk Retention Group (“ICI Mutual”), are subject to the requirements of the Terrorism Risk Insurance Act of 2002 (the “Act”).  The Act establishes a Federal insurance backstop under which ICI Mutual and these other insurers will be partially reimbursed for future “insured losses” resulting from certified “acts of terrorism.”  (Each of these bolded terms is defined by the Act.)  The Act also places certain disclosure and other obligations on ICI Mutual and these other insurers.

Pursuant to the Act, any future losses to ICI Mutual caused by certified “acts of terrorism” will be partially reimbursed by the United States government under a formula established by the Act.  Under this formula, the United States government will reimburse ICI Mutual for 90% of ICI Mutual’s “insured losses” in excess of a statutorily established deductible until total insured losses of all participating insurers reach $100 billion.  If total “insured losses” of all property and casualty insurers reach $100 billion during any applicable period, the Act provides that the insurers will not be liable under their policies for their portions of such losses that exceed such amount.  Amounts otherwise payable under this bond may be reduced as a result.

This bond has no express exclusion for “acts of terrorism.”   However, coverage under this bond remains subject to all applicable terms, conditions and limitations of the bond (including exclusions) that are permissible under the Act.  The portion of the premium that is attributable to any coverage potentially available under the bond for “acts of terrorism” is one percent (1%).

RN53.0-00 (3/03)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 13

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that Section 1.G shall be amended to read as follows:

“Dishonest or Fraudulent Act” means any dishonest or fraudulent act, including “larceny and embezzlement” as defined in Section 37 of the Investment Company Act of 1940, committed with the conscious manifest intent (1) to cause the Insured to sustain a loss or (2) to obtain financial benefit for the perpetrator or any other person (other than salaries, commissions, fees, bonuses, awards, profit sharing, pensions or other employee benefits). A Dishonest or Fraudulent Act does not mean or include a reckless act, a negligent act, or a grossly negligent act.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RNM5.0-00-190 (1/02)

ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 14

INSURED		BOND NUMBER

Morgan Stanley Investment Management, Inc.		88190109B

EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE

October 5, 2009	October 5, 2009 to October 5, 2010	/S/ Maggie Sullivan

In consideration of the premium charged for this Bond, it is hereby understood and agreed that:

1.

    In the event that a loss is covered under more than one bond issued to Morgan Stanley Investment Management, Inc. or any affiliates thereof issued by ICI Mutual Insurance Company, the total liability of ICI Mutual Insurance Company under all implicated bonds in combination shall not exceed the applicable Limit of Liability of the largest of the implicated bonds.  In no event shall the applicable Limits of Liability of each of the implicated bonds be added together or otherwise combined to determine the total liability of ICI Mutual Insurance Company.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RN23.0-01 (11/03)

Declarations
EXCESS INSURANCE POLICY
40 Wall Street, New York, NY 10005

CUSTOMER NUMBER		DATE ISSUED

79748		12/07/2009

POLICY NUMBER	COVERAGE IS PROVIDED BY	PRODUCER NO.

287440365	Continental Insurance Company	702859
(herein called ‘Underwriter’)

NAMED INSURED AND ADDRESS		PRODUCER NAME AND ADDRESS

Item 1.	Morgan Stanley Investment Management, Inc.	Aon Risk Services Northeast Inc.
	(herein called ‘Insured’)	Ron Borys
	522 Fifth Avenue, 19th Floor	199 Water Street
	New York, NY 10020	New York, NY 10038

Item 2.	Bond Period: from 12:01 a.m. on 10/05/2009 to 12:01 a.m. on 10/05/2010 standard time.

Item 3.	Single Loss Limit of Liability: $10,000,000 part of $30,000,000

Item 4.	Underlying Insurance:

	Primary		Single Loss
	Underlying Insurance	Policy Number	Limit of Liability	Deductible
	ICI Mutual Insurance Company	88190109B	$45,000,000	$150,000

	Excess		Single Loss
	Underlying Insurance	Policy Number	Limit of Liability
N/A

Item 5.	Notice of claim should be sent to the Underwriter at:		CNA Global Specialty Lines
Financial Insurance Division, Fidelity Bonding
40 Wall Street
New York, NY 10005

Item 6.	The liability of the Underwriter is subject to the terms of the following riders attached hereto:
SR-5261b Ed. 10/87 Cosurety Rider

Item 7.

The Insured by the acceptance of this policy gives notice to the Underwriter terminating or canceling prior bond(s) or policy(ies) No.(s) N/A, such termination or cancelation to be effective as of the time this policy becomes effective.

By
Authorized Representative

	Date:	12/03/2009

PRO-4173-A (ED. 09/03)

1

EXCESS FIDELITY BOND

(NON-AGGREGATED)

In consideration of the payment of the premium and in reliance upon all statements made and information provided to the Underwriter by the Insured and subject to the provisions of this policy, the Underwriter and the Insured agree as follows:

SECTION I. INSURING AGREEMENT

The Underwriter agrees to indemnify Insured for loss discovered during the Bond Period, which exceeds the Underlying Insurance but is otherwise properly payable according to the terms of the Underlying Insurance.

SECTION II. GENERAL AGREEMENTS

A.                                    DEFINITIONS

Throughout this bond, the words “bond” and “policy” are interchangeable.

Bond Period means the period from the effective date and hour of this Bond as set forth in Item 2 of the Declarations, to the Policy expiration date and hour set forth in Item 2 of the Declarations, or its earlier cancellation date or termination date, if any.

Insured means those persons or organizations insured under the Primary Underlying Insurance, at its inception.

Named Insured means the organizations named in Item 1 of the Declarations.

Primary Underlying Insurance means the Policy scheduled in Item 4 of the Declarations.Underlying Insurance means all those Policies scheduled in Item 4 of the Declarations and any Policies replacing them.

B.                                    NOTICE TO UNDERWRITER OF LOSS OR LEGAL PROCEEDING

At the earliest practicable moment, not to exceed the notice requirements specified in the Primary Underlying Insurance, the Named Insured shall give the Underwriter notice thereof. Such notice is to be sent to: CNA Global Specialty Lines, Fidelity Bonding, 8th Floor, 40 Wall Street New York, NY 10005. Within six (6) months after such discovery, the Named Insured shall furnish the Underwriter proof of loss, duly sworn, with full particulars; and if requested by the Underwriter, copies of proof of loss presented to the Primary Underlying Insurance.

Legal proceedings for the recovery of any loss hereunder shall not be brought prior to the expiration of sixty (60) days after the proof of loss if filed with the Underwriter or after the expiration of twenty-four (24) months from discovery of such loss.

SECTION III. CONDITIONS AND LIMITATIONS

A.                                    UNDERLYING INSURANCE

This bond is subject to all terms and conditions of the Primary Underlying Insurance (except premium, limit of liability, and any other provision set forth in this bond). However, should any provision of this bond conflict with any provision of the Underlying Insurance, then the provisions of this bond shall control. All Underlying Insurance in effect at the inception of this bond shall be maintained in full effect during the Bond Period. If the Underlying Insurance is amended or modified during the Bond Period, the Underwriter shall be given written notice as required by the Primary Underlying Insurance and premium hereunder shall be adjusted as

PRO-4175-A (ED. 02/04)

1

appropriate. Failure to comply with the foregoing shall not void this bond; however, in the event of such failure, the Underwriter shall only be liable to the same extent as if the Underlying Insurance remained in full force and with the terms and conditions agreed to by the Underwriter.

B.                                    JOINT INSUREDS

If two or more Insureds are covered under this Bond, the first Named Insured shall act for all Insureds. Payment by the Underwriter to the first Named Insured for any loss sustained by any Insured shall fully release the Underwriter with respect to such loss. If the first named Insured ceases to be covered under this Bond, the Insured next named shall be considered as the first Named Insured. The liability of the Underwriter for loss sustained by all Insureds shall not exceed the amount for which the Underwriter would have been liable had all such loss been sustained by one Insured.

Knowledge possessed or discovery made by any Insured shall constitute knowledge or discovery by all Insureds for all purposes of this bond.

C.                                    SINGLE LOSS LIMIT OF LIABILITY

The Underwriter’s liability for each single loss shall not exceed the applicable Single Loss Limit of Liability shown in Item 3 of the Declarations.

D.                                                                                    MAINTENANCE OF UNDERLYING INSURANCE AND DROP DOWN PROVISION

1.               The Underlying Insurance shall be maintained during the Bond Period on the same terms and conditions in effect upon the inception date of this Bond, subject to any reduction of the limits of liability available under the Underlying Insurance solely by reason of payment in legal currency of losses covered thereunder. Except as provided in Section G. below, failure to comply with the foregoing shall not invalidate this Policy but the Insurer shall not be liable to a greater extent than if this condition had been complied with. To the extent that any Underlying Insurance is not maintained during the Policy Period (including any applicable Extended Reporting Period) on the same terms and conditions in effect upon the inception date of this Policy:

a.               the Insureds shall be deemed to be self-insured for any loss not covered under the Underlying Insurance due to such failure, and

b.              the Underlying Limits shall not be deemed to be depleted due to any loss payments covered under the Underlying Insurance on account of such changes in terms and conditions of such Underlying Insurance.

2.               The Named Entity shall notify the Insurer in writing as soon as practicable before the effective date of any change in the terms and conditions of any Underlying Insurance. This Policy shall become subject to such changes only if and to the extent the Insurer agrees thereto by written endorsement to this Policy prior to the effective date of such changes, and only if the Insureds pay any additional premium required by the Insurer.

3.               Notwithstanding any provisions of the Underlying Insurance to the contrary, for the purpose of the coverage afforded under this Policy, any exhaustion of any sub–limit of liability within the Underlying Insurance shall not be deemed to exhaust the Underlying Insurance and the Insureds shall be deemed to be self–insured for the amount of any loss in excess of such sub–limit up to the amount of the total limit of liability of the Underlying Insurance.

2

4.               Failure of any Underlying Insurance to make payment due to insolvency or for any other reason, shall not reduce the Underlying Insurance Limit of Liability and this bond shall continue to respond only to loss in excess of that unreduced amount.

E.                                                                                      EXCLUSIONS

This bond does not directly or indirectly cover:

1.               loss not reported to the Underwriter in writing within thirty (30) days after the termination of this bond;

2.               loss resulting from the effects of nuclear fission or fusion or radioactivity;

3.               loss of potential income, including but not limited to interest and dividends, not realized by an Insured;

4.               damage of any type for which an Insured is legally liable, except compensatory damages, but not multiples thereof, arising from a loss covered under this bond;

5.               all costs, fees and expenses incurred by an Insured in establishing the existence of or amount of loss covered under this bond; or as a party to any legal proceeding even is such legal proceeding results in a loss covered under this bond;

6.               loss resulting from indirect of consequential loss of any nature.

F.                                                                                      CONFORMITY

If any limitation embodied herein is prohibited by any law controlling the construction thereof, such limitation will be deemed to be amended to comply with the minimum requirements of such law.

G.                                                                                    TERMINATION

This Bond shall apply in conformance with the termination and/or cancellation provisions of the Primary Policy; provided that, in the event of the occurrence of the following, this bond shall terminate:

•                  immediately upon the appointment of a trustee, receiver, or liquidator of any Insured or the taking over of any Insured by State or Federal officials; or

•                  immediately upon the dissolution or takeover of any Insured; or

•                  immediately upon the exhaustion of the Aggregate Limit of Liability; or

•                  immediately upon the expiration of the Bond Period; or

•                  immediately upon the cancellation, termination or non-renewal of the any of the Underlying Insurance.

H.                                                                                    CHANGE OR MODIFICATION

This bond or any amendment affecting same may not be changed or modified orally. No change in or modification of this bond shall be effective except when made by written endorsement to this bond duly executed by the Underwriter.

3

IN WITNESS WHEREOF, the Underwriter has caused this Policy to be executed by its Chairman and Secretary, but this Policy shall not be binding upon the Underwriter unless completed by the attachment of the Declarations and signed by a duly authorized representative of the Underwriter.

Chairman of the Board	Secretary

4

COSURETY RIDER

It is agreed that:

1.              The term “Underwriter” as used in the attached bond shall be construed to mean, unless otherwise specified in this rider, all the Companies executing the attached bond.

2.              Each of said Companies shall be liable only for such proportion of any Single Loss under the attached bond as the amount underwritten by such Company as specified in the Schedule forming a part hereof, bears to the Aggregate Limit of Liability of the attached bond, but in no event shall any of said Companies be liable for an amount greater than that underwritten by it.

3.              In the absence of a request from any of said Companies to pay premiums directly to it, premiums for the attached bond may be paid to the Controlling Company for the account of all of said Companies.

4.              In the absence of a request from any of said Companies that notice of claim and proof of loss be given to or filed directly with it, the giving of such notice to and the filing of such proof with, the Controlling Company shall be deemed to be in compliance with the conditions of the attached bond for the giving of notice of loss and the filing of proof of loss, if given and filed in accordance with said conditions.

5.              The Controlling Company may give notice in accordance with the terms of the attached bond, terminating or canceling the attached bond as an entirety or as to any Employee, and any notice so given shall terminate or cancel the liability of all of said Companies as an entirety or as to such Employee, as the case may be.

6.              Any Company other than the Controlling Company may give notice in accordance with the terms of the attached bond, terminating or canceling the entire liability of such other Company under the attached bond or as to any Employee.

7.              In the absence of a request from any of said Companies that notice of termination or cancelation by the Insured of the attached bond in its entirety be given to or filed directly with it, the giving of such notice in accordance with the terms of the attached bond to the Controlling Company shall terminate or cancel the liability of all of said Companies as an entirety. The Insured may terminate or cancel the entire liability of any Company, other than the Controlling Company, under the attached bond by giving notice of such termination or cancelation to such other Company, and shall send copy of such notice to the Controlling Company.

This rider/endorsement, which forms part of and is for attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.

Must Be Completed		Complete only when this rider/endorsement is not prepared with the bond/policy or is not to be effective with the bond/policy
Rider/Endorsement No.	Policy No.	Issued to:	Effective date of this rider/endorsement
1	287440365

Countersigned by
Authorized Representative

SR-5261b

(ED. 10/87)

1

8.              In the event of the termination or cancelation of the attached bond as an entirety, no Company shall be liable to the Insured for a greater proportion of any return premium due the Insured than the amount underwritten by such Company bears to the Aggregate Limit of Liability of the attached bond.

9.              In the event of the termination or cancelation of the attached bond as to any Company, such Company alone shall be liable to the Insured for any return premium due the Insured on account of such termination or cancelation. The termination or cancelation of the attached bond as to any Company other than the Controlling Company shall not terminate, cancel or otherwise affect the liability of the other Companies under the attached bond.

Underwritten for the sum of $10,000,000 part of $30,000,000 xs of $45,000,000 except as follows:	[Signed in Counterpart] Controlling Company Continental Insurance Company

	By:	/s/
Adam Fleischner

Underwritten for the sum of $10,000,000 part of $30,000,000 xs of $45,000,000 except as follows:	AXIS Insurance Company

	By:	/s/
William Jennings

Underwritten for the sum of $10,000,000 part of $30,000,000 xs of $45,000,000 except as follows:	Westchester Fire Insurance Company

	By:	/s/
Michael Piccolino

This rider/endorsement, which forms part of and is for attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.

Must Be Completed		Complete only when this rider/endorsement is not prepared with the bond/policy or is not to be effective with the bond/policy
Rider/Endorsement No.	Policy No.	Issued to:	Effective date of this rider/endorsement
1	287440365

Countersigned by
Authorized Representative

2

Accepted:

By:

COSURETY RIDER
FOR USE WITH ALL FORMS OF STANDARD BONDS.
REVISED TO OCTOBER, 1987.

This rider/endorsement, which forms part of and is for attachment to the following described bond/policy issued by the designated Underwriter/Company takes effect on the effective date of said bond/policy, unless another effective date is shown below, at the hour stated in said bond/policy and expires concurrently with said bond/policy.

Must Be Completed		Complete only when this rider/endorsement is not prepared with the bond/policy or is not to be effective with the bond/policy
Rider/Endorsement No.	Policy No.	Issued to:	Effective date of this rider/endorsement
1	287440365

Countersigned by
Authorized Representative

3

JOINT FIDELITY BOND AGREEMENT

WHEREAS, each Morgan Stanley Retail and Institutional Fund attached hereto on Appendix A (each a “Fund” and collectively, the “Funds”) are each management investment companies registered under the Investment Company Act of 1940 (the “1940”);

WHEREAS, each Fund, Morgan Stanley Investment Advisors Inc., Morgan Stanley Investment Management Inc., Morgan Stanley Services Company Inc., Morgan Stanley Distributors Inc., Morgan Stanley Distribution Inc., Morgan Stanley Trust, Morgan Stanley Investment Management Company, Morgan Stanley Investment Management Limited, Morgan Stanley Asset and Investment Trust Management Co. Limited and Morgan Stanley (collectively “Morgan Stanley Affiliate”) are named in a joint fidelity blanket bond (the “Bond”) issued by the ICI Mutual Insurance Company acting as the lead underwriter and with such other insurance companies participating in the program as may be determined by Management during the policy term; and whereas, the Funds and entities which are so named in such Bond are required to ender into a Joint Fidelity Bond Agreement pursuant to Rule 17g-1(f) under the 1940 Act;

NOW, THEREFORE, it is agreed that in the event a recovery is awarded under the Bond as a result of a loss sustained by a Morgan Stanley Affiliate or one or more of the Funds named in such Bond, each Fund and/or Morgan Stanley Affiliate shall receive an equitable and proportionate share of the recovery, such amount being at least equal to the minimum amount as set forth a single insured bond pursuant to Rule 17g-1(d)(1) of the 1940 Act.

Dated: December 10, 2010

By:	/s/ Randy Takian
Randy Takian,

Managing Director of Morgan Stanley Investment Advisors Inc., Morgan Stanley Investment Management Inc. and Morgan Stanley Services Company Inc. and President and Principal Executive Officer of all Funds listed in Appendix A.

By:	/s/ M. Paul Martin
M. Paul Martin,
Chief Executive Officer of
Morgan Stanley Trust

By:	/s/ Mark Patten
Mark Patten,
Managing Director, Chief Financial Officer and Treasurer of Morgan Stanley Distribution Inc.

By:	/s/ Douglas Mangini
Douglas Mangini,
President and Managing Director of Morgan Stanley Distributors Inc.

By:	/s/ Andrew Onslow
Andrew Onslow,
Director of Morgan Stanley Investment Management Limited

By:	/s/ John Alkire
John Alkire,
President and Representative Director of Morgan Stanley Asset and Investment Trust Management Co. Limited

By:	/s/ James Cheng
James Cheng,
Managing Director of Morgan Stanley Investment Management Company

Appendix A

MORGAN STANLEY

RETAIL AND INSTITUTIONAL FUNDS

at

October 5, 2009

RETAIL FUNDS

Open-End Retail Funds

Taxable Money Market Funds

1.               Active Assets Government Securities Trust (“AA Government”)

2.               Active Assets Institutional Government Securities Trust (“AA Institutional Government”)

3.               Active Assets Institutional Money Trust (“AA Institutional Money”)

4.               Active Assets Money Trust (“AA Money”)

5.               Morgan Stanley Liquid Asset Fund Inc. (“Liquid Asset”)

6.               Morgan Stanley U.S. Government Money Market Trust (“Government Money”)

Tax-Exempt Money Market Funds

7.               Active Assets California Tax-Free Trust (“AA California”)

8.               Active Assets Tax-Free Trust (“AA Tax-Free”)

9.               Morgan Stanley California Tax-Free Daily Income Trust (“California Tax-Free Daily”)

10.         Morgan Stanley New York Municipal Money Market Trust (“New York Money”)

11.         Morgan Stanley Tax-Free Daily Income Trust (“Tax-Free Daily”)

Equity Funds

12.         Morgan Stanley Capital Opportunities Trust (“Capital Opportunities”)+

13.         Morgan Stanley Convertible Securities Trust  (“Convertible Securities”)+

14.         Morgan Stanley Dividend Growth Securities Inc. (“Dividend Growth”)

15.         Morgan Stanley Equally-Weighted S&P 500 Fund (“Equally-Weighted S&P 500”)+

16.         Morgan Stanley European Equity Fund Inc. (“European Equity”)+

17.         Morgan Stanley Focus Growth Fund (“Focus Growth”)+

18.         Morgan Stanley Fundamental Value Fund (“Fundamental Value”)+

19.         Morgan Stanley Global Advantage Fund (“Global Advantage”)

20.         Morgan Stanley Global Dividend Growth Securities (“Global Dividend Growth”)+

21.         Morgan Stanley Global Infrastructure Fund (“Global Infrastructure”)+

22.         Morgan Stanley Health Sciences Trust (“Health Sciences”)+

23.         Morgan Stanley International Fund (“International Fund”)+

24.         Morgan Stanley International Value Equity Fund (“International Value”)+

25.         Morgan Stanley Mid Cap Growth Fund (“Mid Cap Growth”)+

26.         Morgan Stanley Mid-Cap Value Fund (Mid-Cap Value”)+

27.         Morgan Stanley Natural Resource Development Securities Inc. (“Natural Resource”)+

28.         Morgan Stanley Pacific Growth Fund Inc. (“Pacific Growth”)+

29.         Morgan Stanley Real Estate Fund (“Real Estate”)+

30.         Morgan Stanley Small-Mid Special Value Fund (Small-Mid Special Value”)+

31.         Morgan Stanley S&P 500 Index Fund (“S&P 500 Index”)+

32.         Morgan Stanley Special Growth Fund (“Special Growth”)+

33.         Morgan Stanley Special Value Fund (“Special Value”)+

34.         Morgan Stanley Technology Fund (“Technology Fund”)+

35.         Morgan Stanley Value Fund (“Value Fund”)+

Balanced Funds

36.         Morgan Stanley Balanced Fund (“Balanced Fund”)+

Asset Allocation Fund

37.         Morgan Stanley Strategist Fund (“Strategist Fund”)+

Taxable Fixed-Income Funds

38.         Morgan Stanley Flexible Income Trust (“Flexible Income”)+

39.         Morgan Stanley High Yield Securities Inc. (“High Yield Securities”)+

40.         Morgan Stanley Limited Duration U.S. Government Trust (“Limited Duration Government”)

41.         Morgan Stanley Mortgage Securities Trust (“Mortgage Securities”)+

42.         Morgan Stanley U.S. Government Securities Trust (“Government Securities”)+

Tax-Exempt Fixed-Income Funds

43.         Morgan Stanley California Tax-Free Income Fund (“California Tax-Free”)+

44.         Morgan Stanley New York Tax-Free Income Fund (“New York Tax-Free”)+

45.         Morgan Stanley Tax-Exempt Securities Trust (“Tax-Exempt Securities”)+

Special Purpose Funds

46.         Morgan Stanley Select Dimensions Investment Series (“Select Dimensions”)

•                  Balanced Portfolio

•                  Capital Growth Portfolio

•                  Capital Opportunities Portfolio

•                  Dividend Growth Portfolio

•                  Equally-Weighted S&P 500 Portfolio

•                  Flexible Income Portfolio

•                  Focus Growth Portfolio

•                  Global Infrastructure Portfolio

•                  Mid Cap Growth Portfolio

•                  Money Market Portfolio

47.         Morgan Stanley Variable Investment Series (“Variable Investment”)

•                  Aggressive Equity Portfolio

•                  Capital Opportunities Portfolio

•                  Dividend Growth Portfolio

•                  European Equity Portfolio

•                  Global Dividend Growth Portfolio

•                  Global Infrastructure Portfolio

•                  High Yield Portfolio

•                  Income Builder Portfolio

•                  Income Plus Portfolio

•                  Limited Duration Portfolio

•                  Money Market Portfolio

•                  S&P 500 Index Portfolio

•                  Strategist Portfolio

Alternative Open-End Funds

48.         Morgan Stanley Series Funds (“Series Funds”)+

•                  Alternative Opportunities Fund

•                  Commodities Alpha Fund

49.         Morgan Stanley FX Series Funds (“FX Series Funds”)+

•                  FX Alpha Plus Strategy Portfolio

•                  FX Alpha Strategy Portfolio

Closed-End Retail Funds

Alternative Closed-End Funds

50.         Morgan Stanley Prime Income Trust (“Prime Income”)

Taxable Fixed-Income Closed-End Funds

51.         Morgan Stanley Income Securities Inc. (“Income Securities”)

Tax-Exempt Fixed-Income Closed-End Funds

52.         Morgan Stanley California Insured Municipal Income Trust (“California Insured Municipal”)

53.         Morgan Stanley California Quality Municipal Securities (“California Quality Municipal”)

54.         Morgan Stanley Insured California Municipal Securities (“Insured California Securities”)

55.         Morgan Stanley Insured Municipal Bond Trust (“Insured Municipal Bond”)

56.         Morgan Stanley Insured Municipal Income Trust (“Insured Municipal Income”)

57.         Morgan Stanley Insured Municipal Securities (“Insured Municipal Securities”)

58.         Morgan Stanley Insured Municipal Trust (“Insured Municipal Trust”)

59.         Morgan Stanley Municipal Income Opportunities Trust (“Municipal Opportunities”)

60.         Morgan Stanley Municipal Income Opportunities Trust II (“Municipal Opportunities II”)

61.         Morgan Stanley Municipal Income Opportunities Trust III (“Municipal Opportunities III”)

62.         Morgan Stanley Municipal Premium Income Trust (“Municipal Premium”)

63.         Morgan Stanley New York Quality Municipal Securities (“New York Quality Municipal”)

64.         Morgan Stanley Quality Municipal Income Trust (“Quality Municipal Income”)

65.         Morgan Stanley Quality Municipal Investment Trust (“Quality Municipal Investment”)

66.         Morgan Stanley Quality Municipal Securities (“Quality Municipal Securities”)

INSTITUTIONAL FUNDS

Open-End Institutional Funds

1.             Morgan Stanley Institutional Fund, Inc. (“Institutional Fund Inc.”)

•                  Active International Allocation Portfolio

•                  Capital Growth Portfolio

•                  Emerging Markets Debt Portfolio

•                  Emerging Markets Portfolio

•                  Focus Growth Portfolio

•                  Global Franchise Portfolio

•                  Global Real Estate Portfolio

•                  International Equity Portfolio

•                  International Growth Equity Portfolio

•                  International Real Estate Portfolio

•                  International Small Cap Portfolio

•                  Large Cap Relative Value Portfolio

•                  Small Company Growth Portfolio

•                  U.S. Real Estate Portfolio

•                  U.S. Small/Mid Cap Value Portfolio

2.                                       Morgan Stanley Institutional Fund Trust (“Institutional Fund Trust”)

•                  Advisory II Portfolio

•                  Balanced Portfolio

•                  Core Fixed Income Portfolio

•                  Core Plus Fixed Income Portfolio

•                  Intermediate Duration Portfolio

•                  International Fixed Income Portfolio

•                  Investment Grade Fixed Income Portfolio

•                  Limited Duration Portfolio

•                  Long Duration Fixed Income Portfolio

•                  Mid-Cap Growth Portfolio

•                  Municipal Portfolio

•                  U.S. Mid Cap Value Portfolio

•                  U.S. SmallCap Value Portfolio

•                  Value Portfolio

3.                           The Universal Institutional Funds, Inc. (“Universal Funds”)

•                  Capital Growth Portfolio

•                  Core Plus Fixed Income Portfolio

•                  Emerging Markets Debt Portfolio

•                  Emerging Markets Equity Portfolio

•                  Equity and Income Portfolio

•                  Global Franchise Portfolio

•                  Global Real Estate Portfolio

•                  Global Value Equity Portfolio

•                  High Yield Portfolio

•                  International Growth Equity Portfolio

•                  International Magnum Portfolio

•                  Mid Cap Growth Portfolio

•                  Small Company Growth Portfolio

•                  U.S. Mid-Cap Value Portfolio

•                  U.S. Real Estate Portfolio

•                  Value Portfolio

4.                                       Morgan Stanley Institutional Liquidity Funds (“Liquidity Funds”)

•                  Government Portfolio

•                  Government Securities Portfolio

•                  Money Market Portfolio

•                  Prime Portfolio

•                  Tax-Exempt Portfolio

•                  Treasury Portfolio

•                  Treasury Securities Portfolio

Closed-End Institutional Funds

1.                                       Morgan Stanley Asia-Pacific Fund, Inc. (“Asia-Pacific Fund”)

2.                                       Morgan Stanley China A Share Fund, Inc. (“China A Fund”)

3.                                       Morgan Stanley Eastern Europe Fund, Inc. (“Eastern Europe”)

4.                                       Morgan Stanley Emerging Markets Debt Fund, Inc. (“Emerging Markets Debt”)

5.                                       Morgan Stanley Emerging Markets Domestic Debt Fund, Inc. (“Emerging Markets Domestic Debt”)

6.                                       Morgan Stanley Emerging Markets Fund, Inc. (“Emerging Markets Fund”)

7.                                       Morgan Stanley Frontier Emerging Markets Fund, Inc. (“Frontier Emerging Markets”)

8.                                       Morgan Stanley Global Opportunity Bond Fund, Inc. (“Global Opportunity”)

9.                                       Morgan Stanley High Yield Fund, Inc. (“High Yield Fund”)

10.                                 The India Investment Fund, Inc. (“India Investment”)

11.                                 The Latin American Discovery Fund, Inc. (“Latin American Discovery”)

12.                                 The Malaysia Fund, Inc. (“Malaysia Fund”)

13.                                 The Thai Fund, Inc. (“Thai Fund”)

14.                                 The Turkish Investment Fund, Inc. (“Turkish Investment”)

In Registration

1.                                       Morgan Stanley Opportunistic Municipal High Income Fund

+ Denotes Multi-Class Retail Fund

EXHIBIT 2

FIDELITY BOND RESOLUTIONS

SEPTEMBER 23-24, 2009 Board Meeting

RESOLVED, that having due consideration for the aggregate value of the funds and securities of the Fund to which each officer or employee of the Fund may, singly or jointly with others, have access, including, but not limited to, subscription payments for shares, either directly or through authority to draw upon such funds or to direct generally the disposition of such assets, this Committee, including a majority of the members of this Committee who are not interested persons of the Fund, hereby approves the type and form (Investment Company Blanket Bond, with ICI Mutual Insurance Company as the lead underwriter) of the joint fidelity bond to be maintained by this Fund jointly with the Participating Funds, their investment advisers and affiliated service providers i.e., in connection with services provided to the Funds, Morgan Stanley Investment Management Inc., Morgan Stanley Investment Advisors, Inc., Morgan Stanley Distributors Inc., Morgan Stanley Distribution Inc., Morgan Stanley Trust, Morgan Stanley Services Company Inc., Morgan Stanley Investment Management Co., Morgan Stanley Investment Management Limited, Morgan Stanley Asset and Investment Trust Management Co. Limited and Morgan Stanley in accordance with the Investment Company Act and Rule 17g-1 thereunder, and hereby further approves that said joint fidelity bond shall be in an amount at least equal to the sum of the total amount of coverage which each Participating Fund would have been required to provide and maintain individually pursuant to the schedule contained in Rule 17g-1(d)(1), such amount to be monitored and determined on a continuous basis for each Participating Fund by Morgan Stanley Investment Management Inc. and Morgan Stanley Investment Advisors Inc., and the Board approves the amount of said joint fidelity bond so determined; and further

RESOLVED, that this Board hereby approves the binding of a joint fidelity bond in the amount of $75 million for a projected premium of $384,250; and further

RESOLVED, that this Board hereby approves a premium allocation of 90% payable by the Funds and 10% payable by the investment adviser for the Investment Company Blanket Bond; and further

RESOLVED, that this Board hereby approves the payment by this Fund of a portion of the total premium for the coverage of said fidelity bond, the amount of such portion to be in the proportion that the net assets of this Fund bear to the total net assets of all Participating Funds, as of a date to be selected by Management; and further

RESOLVED, that this Board hereby authorizes the officers of the Fund to prepare and enter into agreements meeting the requirements of Rule 17g-1(f) under the Investment Company Act relating to joint insured bonds covering investment companies, in substantially the same form as the present agreement among the Participating Funds; and further

RESOLVED, that this Board hereby designates the Secretary of the Fund or any Vice President or Assistant Secretary, as the officer who shall make all filings with the SEC and give all notices to the members of the Board of the Fund which shall at any time be required by Rule 17g-1(g) under the Investment Company Act of 1940; and further

RESOLVED, that this Board hereby authorizes the Fund to participate in said joint fidelity bond only so long as the Board, upon consideration of the matter no less frequently than annually, shall approve the form and amount of the fidelity bond, and the portion of the premium for said fidelity bond to be paid by the Fund.

MORGAN STANLEY

RETAIL AND INSTITUTIONAL FUNDS

at

October 5, 2009

RETAIL FUNDS

Open-End Retail Funds

Taxable Money Market Funds

1.               Active Assets Government Securities Trust (“AA Government”)

2.               Active Assets Institutional Government Securities Trust (“AA Institutional Government”)

3.               Active Assets Institutional Money Trust (“AA Institutional Money”)

4.               Active Assets Money Trust (“AA Money”)

5.               Morgan Stanley Liquid Asset Fund Inc. (“Liquid Asset”)

6.               Morgan Stanley U.S. Government Money Market Trust (“Government Money”)

Tax-Exempt Money Market Funds

7.               Active Assets California Tax-Free Trust (“AA California”)

8.               Active Assets Tax-Free Trust (“AA Tax-Free”)

9.               Morgan Stanley California Tax-Free Daily Income Trust (“California Tax-Free Daily”)

10.         Morgan Stanley New York Municipal Money Market Trust (“New York Money”)

11.         Morgan Stanley Tax-Free Daily Income Trust (“Tax-Free Daily”)

Equity Funds

12.         Morgan Stanley Capital Opportunities Trust (“Capital Opportunities”)+

13.         Morgan Stanley Convertible Securities Trust (“Convertible Securities”)+

14.         Morgan Stanley Dividend Growth Securities Inc. (“Dividend Growth”)

15.         Morgan Stanley Equally-Weighted S&P 500 Fund (“Equally-Weighted S&P 500”)+

16.         Morgan Stanley European Equity Fund Inc. (“European Equity”)+

17.         Morgan Stanley Focus Growth Fund (“Focus Growth”)+

18.         Morgan Stanley Fundamental Value Fund (“Fundamental Value”)+

19.         Morgan Stanley Global Advantage Fund (“Global Advantage”)

20.         Morgan Stanley Global Dividend Growth Securities (“Global Dividend Growth”)+

21.         Morgan Stanley Global Infrastructure Fund (“Global Infrastructure”)+

22.         Morgan Stanley Health Sciences Trust (“Health Sciences”)+

23.         Morgan Stanley International Fund (“International Fund”)+

24.         Morgan Stanley International Value Equity Fund (“International Value”)+

25.         Morgan Stanley Mid Cap Growth Fund (“Mid Cap Growth”)+

26.         Morgan Stanley Mid-Cap Value Fund (Mid-Cap Value”)+

27.         Morgan Stanley Natural Resource Development Securities Inc. (“Natural Resource”)+

28.         Morgan Stanley Pacific Growth Fund Inc. (“Pacific Growth”)+

29.         Morgan Stanley Real Estate Fund (“Real Estate”)+

30.         Morgan Stanley Small-Mid Special Value Fund (Small-Mid Special Value”)+

31.         Morgan Stanley S&P 500 Index Fund (“S&P 500 Index”)+

32.         Morgan Stanley Special Growth Fund (“Special Growth”)+

33.         Morgan Stanley Special Value Fund (“Special Value”)+

34.         Morgan Stanley Technology Fund (“Technology Fund”)+

35.         Morgan Stanley Value Fund (“Value Fund”)+

Balanced Funds

36.         Morgan Stanley Balanced Fund (“Balanced Fund”)+

Asset Allocation Fund

37.         Morgan Stanley Strategist Fund (“Strategist Fund”)+

Taxable Fixed-Income Funds

38.         Morgan Stanley Flexible Income Trust (“Flexible Income”)+

39.         Morgan Stanley High Yield Securities Inc. (“High Yield Securities”)+

40.         Morgan Stanley Limited Duration U.S. Government Trust (“Limited Duration Government”)

41.         Morgan Stanley Mortgage Securities Trust (“Mortgage Securities”)+

42.         Morgan Stanley U.S. Government Securities Trust (“Government Securities”)+

Tax-Exempt Fixed-Income Funds

43.         Morgan Stanley California Tax-Free Income Fund (“California Tax-Free”)+

44.         Morgan Stanley New York Tax-Free Income Fund (“New York Tax-Free”)+

45.         Morgan Stanley Tax-Exempt Securities Trust (“Tax-Exempt Securities”)+

Special Purpose Funds

46.         Morgan Stanley Select Dimensions Investment Series (“Select Dimensions”)

•                  Balanced Portfolio

•                  Capital Growth Portfolio

•                  Capital Opportunities Portfolio

•                  Dividend Growth Portfolio

•                  Equally-Weighted S&P 500 Portfolio

•                  Flexible Income Portfolio

•                  Focus Growth Portfolio

•                  Global Infrastructure Portfolio

2

•                  Mid Cap Growth Portfolio

•                  Money Market Portfolio

47.         Morgan Stanley Variable Investment Series (“Variable Investment”)

•                  Aggressive Equity Portfolio

•                  Capital Opportunities Portfolio

•                  Dividend Growth Portfolio

•                  European Equity Portfolio

•                  Global Dividend Growth Portfolio

•                  Global Infrastructure Portfolio

•                  High Yield Portfolio

•                  Income Builder Portfolio

•                  Income Plus Portfolio

•                  Limited Duration Portfolio

•                  Money Market Portfolio

•                  S&P 500 Index Portfolio

•                  Strategist Portfolio

Alternative Open-End Funds

48.         Morgan Stanley Series Funds (“Series Funds”)+

•                  Alternative Opportunities Fund

•                  Commodities Alpha Fund

49.         Morgan Stanley FX Series Funds (“FX Series Funds”)+

•                  FX Alpha Plus Strategy Portfolio

•                  FX Alpha Strategy Portfolio

Closed-End Retail Funds

Alternative Closed-End Funds

50.         Morgan Stanley Prime Income Trust (“Prime Income”)

Taxable Fixed-Income Closed-End Funds

51.         Morgan Stanley Income Securities Inc. (“Income Securities”)

Tax-Exempt Fixed-Income Closed-End Funds

52.         Morgan Stanley California Insured Municipal Income Trust (“California Insured Municipal”)

53.         Morgan Stanley California Quality Municipal Securities (“California Quality Municipal”)

54.         Morgan Stanley Insured California Municipal Securities (“Insured California Securities”)

55.         Morgan Stanley Insured Municipal Bond Trust (“Insured Municipal Bond”)

56.         Morgan Stanley Insured Municipal Income Trust (“Insured Municipal Income”)

3

57.         Morgan Stanley Insured Municipal Securities (“Insured Municipal Securities”)

58.         Morgan Stanley Insured Municipal Trust (“Insured Municipal Trust”)

59.         Morgan Stanley Municipal Income Opportunities Trust (“Municipal Opportunities”)

60.         Morgan Stanley Municipal Income Opportunities Trust II (“Municipal Opportunities II”)

61.         Morgan Stanley Municipal Income Opportunities Trust III (“Municipal Opportunities III”)

62.         Morgan Stanley Municipal Premium Income Trust (“Municipal Premium”)

63.         Morgan Stanley New York Quality Municipal Securities (“New York Quality Municipal”)

64.         Morgan Stanley Quality Municipal Income Trust (“Quality Municipal Income”)

65.         Morgan Stanley Quality Municipal Investment Trust (“Quality Municipal Investment”)

66.         Morgan Stanley Quality Municipal Securities (“Quality Municipal Securities”)

INSTITUTIONAL FUNDS

Open-End Institutional Funds

1.             Morgan Stanley Institutional Fund, Inc. (“Institutional Fund Inc.”)

•                  Active International Allocation Portfolio

•                  Capital Growth Portfolio

•                  Emerging Markets Debt Portfolio

•                  Emerging Markets Portfolio

•                  Focus Growth Portfolio

•                  Global Franchise Portfolio

•                  Global Real Estate Portfolio

•                  International Equity Portfolio

•                  International Growth Equity Portfolio

•                  International Real Estate Portfolio

•                  International Small Cap Portfolio

•                  Large Cap Relative Value Portfolio

•                  Small Company Growth Portfolio

•                  U.S. Real Estate Portfolio

•                  U.S. Small/Mid Cap Value Portfolio

2.                                       Morgan Stanley Institutional Fund Trust (“Institutional Fund Trust”)

•                  Advisory II Portfolio

•                  Balanced Portfolio

•                  Core Fixed Income Portfolio

•                  Core Plus Fixed Income Portfolio

•                  Intermediate Duration Portfolio

•                  International Fixed Income Portfolio

•                  Investment Grade Fixed Income Portfolio

•                  Limited Duration Portfolio

•                  Long Duration Fixed Income Portfolio

•                  Mid-Cap Growth Portfolio

4

•                  Municipal Portfolio

•                  U.S. Mid Cap Value Portfolio

•                  U.S. SmallCap Value Portfolio

•                  Value Portfolio

3.                           The Universal Institutional Funds, Inc. (“Universal Funds”)

•                  Capital Growth Portfolio

•                  Core Plus Fixed Income Portfolio

•                  Emerging Markets Debt Portfolio

•                  Emerging Markets Equity Portfolio

•                  Equity and Income Portfolio

•                  Global Franchise Portfolio

•                  Global Real Estate Portfolio

•                  Global Value Equity Portfolio

•                  High Yield Portfolio

•                  International Growth Equity Portfolio

•                  International Magnum Portfolio

•                  Mid Cap Growth Portfolio

•                  Small Company Growth Portfolio

•                  U.S. Mid-Cap Value Portfolio

•                  U.S. Real Estate Portfolio

•                  Value Portfolio

4.                                       Morgan Stanley Institutional Liquidity Funds (“Liquidity Funds”)

•                  Government Portfolio

•                  Government Securities Portfolio

•                  Money Market Portfolio

•                  Prime Portfolio

•                  Tax-Exempt Portfolio

•                  Treasury Portfolio

•                  Treasury Securities Portfolio

Closed-End Institutional Funds

1.                             Morgan Stanley Asia-Pacific Fund, Inc. (“Asia-Pacific Fund”)

2.                             Morgan Stanley China A Share Fund, Inc. (“China A Fund”)

3.                             Morgan Stanley Eastern Europe Fund, Inc. (“Eastern Europe”)

4.                             Morgan Stanley Emerging Markets Debt Fund, Inc. (“Emerging Markets Debt”)

5.                             Morgan Stanley Emerging Markets Domestic Debt Fund, Inc. (“Emerging Markets Domestic Debt”)

6.                             Morgan Stanley Emerging Markets Fund, Inc. (“Emerging Markets Fund”)

7.                             Morgan Stanley Frontier Emerging Markets Fund, Inc. (“Frontier Emerging Markets”)

5

8.                             Morgan Stanley Global Opportunity Bond Fund, Inc. (“Global Opportunity”)

9.                             Morgan Stanley High Yield Fund, Inc. (“High Yield Fund”)

10.                       The India Investment Fund, Inc. (“India Investment”)

11.                       The Latin American Discovery Fund, Inc. (“Latin American Discovery”)

12.                       The Malaysia Fund, Inc. (“Malaysia Fund”)

13.                       The Thai Fund, Inc. (“Thai Fund”)

14.                       The Turkish Investment Fund, Inc. (“Turkish Investment”)

In Registration

1.                             Morgan Stanley Opportunistic Municipal High Income Fund

+ Denotes Multi-Class Retail Fund

6

REVIEW OF FIDELITY BOND COVERAGE

		MINIMUM
	GROSS	COVERAGE
MORGAN STANLEY RETAIL FUNDS	ASSETS	REQUIRED
	(in millions)
ACTIVE ASSETS CALIF TAX-FREE	1,597.00	1,500,000
ACTIVE ASSETS GOVERNMENT TRUST	160.00	600,000
ACTIVE ASSETS INSTITUTIONAL MONEY TRUST	778.00	1,000,000
ACTIVE ASSETS INSTITUTIONAL GOVERNMENT SECURITIES	1,275.00	1,250,000
ACTIVE ASSETS MONEY TRUST	2,254.00	1,700,000
ACTIVE ASSETS TAX FREE TRUST	6,234.00	2,500,000
BALANCED FUND	180.00	600,000
CALIFORNIA QUALITY MUNICIPAL	150.00	600,000
CALIFORNIA INSURED MUNICIPAL INCOME	197.00	600,000
CALIFORNIA TAX FREE DAILY INCOME	106.00	525,000
CALIFORNIA TAX-FREE INCOME	336.00	750,000
CAPITAL OPPORTUNITIES TRUST	308.00	750,000
CONVERTIBLE SECURITIES TRUST	105.00	525,000
DIVIDEND GROWTH	1,423.00	1,250,000
EQUALLY WEIGHTED S&P	964.00	1,000,000
EUROPEAN EQUITY FUND	290.00	750,000
FLEXIBLE INCOME FUND	117.00	525,000
FOCUS GROWTH FUND	1,511.00	1,500,000
FUNDAMENTAL VALUE FUND	49.00	350,000

FX Series	96.00	450,000
MS FX ALPHA PLUS STRATEGY
MS FX ALPHA STRATEGY

GLOBAL ADVANTAGE FUND	135.00	525,000
GLOBAL DIVIDEND GROWTH SECURITIES	434.00	750,000
HEALTH SCIENCES TRUST	169.00	600,000
HIGH YIELD SECURITIES	133.00	525,000
INCOME SECURITIES INC.	157.00	600,000
INSURED MUNICIPAL INCOME TRUST	312.00	750,000
INSURED CALIFORNIA MUNICIPAL	49.00	350,000
INSURED MUNICIPAL BOND	73.00	400,000
INSURED MUNICIPAL SECURITIES	93.00	450,000
INSURED MUNICIPAL TRUST	386.00	750,000
INTERNATIONAL FUND	157.00	600,000
INTERNATIONAL VALUE EQUITY	300.00	750,000
LIMITED DURATION US GOVERNMENT TRUST		50,000
LIQUID ASSET FUND	3,472.00	2,100,000
MID CAP GROWTH FUND	263.00	750,000
MID-CAP VALUE FUND	109.00	525,000
MORTGAGE SECURITIES TRUST	96.00	450,000
MUNICIPAL INCOME OPPORTUNITIES	127.00	525,000
MUNICIPAL INCOME OPPORTUNITIES 2	117.00	525,000
MUNICIPAL INCOME OPPORTUNITIES 3	66.00	400,000
MUNICIPAL PREMIUM INCOME TRUST	203.00	600,000
NY MUNICIPAL MONEY MARKET TRUST	214.00	600,000
NY QUALITY MUNICIPAL	74.00	400,000

REVIEW OF FIDELITY BOND COVERAGE

		MINIMUM
	GROSS	COVERAGE
MORGAN STANLEY RETAIL FUNDS	ASSETS	REQUIRED
	(in millions)
NATURAL RESOURCE	114.00	525,000
NEW YORK TAX-FREE INCOME	69.00	400,000
PACIFIC GROWTH FUND	126.00	525,000
PRIME INCOME TRUST	693.00	900,000
QUALITY MUNICIPAL INCOME	433.00	750,000
QUALITY MUNICIPAL SECURITIES	242.00	600,000
QUALITY MUNICIPAL INVESTMENT	245.00	600,000
REAL ESTATE FUND	33.00	300,000

MS SERIES	59.00	400,000
COMMODITIES ALPHA
ALTERNATIVE OPPORTUNITIES

S & P 500 INDEX FD	576.00	900,000
STRATEGIST FUND	627.00	900,000
TECHNOLOGY FUND	131.00	525,000

SELECT DIMENSIONS INVESTMENT SERIES	617	900,000
BALANCED PORTFOLIO
CAPITAL GROWTH
CAPITAL OPPORTUNITIES
DIVIDEND GROWTH
EQUALLY WEIGHTED S&P
FLEXIBLE INCOME
FOCUS GROWTH
MID CAP GROWTH
MONEY MARKET
GLOBAL INFRASTRUCTURE

SMALL-MID SPECIAL VALUE FUND	88.00	450,000
SPECIAL GROWTH FUND	44.00	350,000
SPECIAL VALUE FUND	299.00	750,000
TAX-EXEMPT SEC TR	766.00	1,000,000
TAX-FREE DAILY INC.	282.00	750,000
U.S. GOVERNMENT SEC TR	1,407.00	1,250,000
GOVERNMENT MONEY MARKET	684.00	900,000
GLOBAL INFRASTRUCTURE	422.00	750,000
VALUE FUND	112.00	525,000

VARIABLE INVESTMENT SERIES	1,495.00	1,250,000
AGGRESSIVE EQUITY
CAPITAL OPPORTUNITIES
DIVIDEND GROWTH
EUROPEAN EQUITY
GLOBAL DIVIDEND
HIGH YIELD
INCOME BUILDER
INCOME PLUS
LIMITED DURATION
MONEY
S&P 500
STRATEGIST
GLOBAL INFRASTRUCTURE

MORGAN STANLEY INSTITUTIONAL FUNDS

MSCE ASIA PACIFIC	541.0	900,000
MSCE CHINA A SHARE	583.0	900,000
MSCE EASTERN EUROPE	69.0	400,000
MSCE EMERGING MARKETS	256.0	750,000
MSCE EMERGING MARKETS DEBT	263.0	750,000
MSCE EMERGING MARKETS DOMESTIC DEBT	1,495.0	1,250,000
MSCE FRONTIER EMERGING MARKETS	91.0	450,000
MSCE GLOBAL OPPORTUNTIY BOND	35.0	350,000

MSCE HIGH YIELD	80.0	450,000
MSCE INDIA INVESTMENT FUND	534.0	900,000
MSCE LATIN AMERICAN DISCOVERY	148.0	525,000
MSCE MALAYSIA FUND	85.0	450,000
MSCE THAI FUND	162.0	600,000
MSCE TURKISH INVESTMENT	94.0	450,000

INSTITUTIONAL FUND INC.	12,090.0	2,500,000
ACTIVE INTERNATIONAL ALLOCATION
EMERGING MARKETS
EMERGING MARKETS DEBT
FOCUS EQUITY
GLOBAL FRANCHISE
GLOBAL REAL ESTATE
INTERNATIONAL EQUITY
INTERNATIONAL GROWTH EQUITY
INTERNATIONAL REAL ESTATE
INTERNATIONAL SMALL CAP
INTERNATIONAL LARGE CAP RELATIVE VALUE
SMALL COMPANY GROWTH
US REAL ESTATE
US SMALL MID CAP VALUE
CAPITAL GROWTH
	7,707.0	2,500,000

INSTITUTIONAL FUND TRUST
BALANCED
CORE FIXED INCOME
CORE PLUS FIXED INCOME
INTERMEDIATE DURATION
INTERNATIONAL FIXED INCOME
INVESTMENT GRADE FIXED INCOME
LIMITED DURATION
LONG DURATION
MID CAP GROWTH
MUNICIPAL
US MID CAP VALUE
US SMALL CAP VALUE
VALUE
	35,246.0	2,500,000

INSTITUTIONAL LIQUIDITY FUNDS
GOVERNMENT
MSILF GOVERNMENT SECURITIES
MONEY MARKET
PRIME PORTFOLIO
TAX-EXEMPT
TREASURY
TREASURY SECURITIES
	4,183.0	2,500,000

UNIVERSAL INSTITUTIONAL FUNDS
EMERGING MARKETS
EMERGING MARKETS DEBT
EQUITY & INCOME
EQUITY GROWTH
CORE PLUS FIXED INCOME
UNIVERSAL GLOBAL EQUITY
GLOBAL FRANCHISE
GLOBAL REAL ESTATE
HIGH YIELD
INTERNATIONAL GROWTH
INTERNATIONAL MAGNUM
MID CAP GROWTH
SMALL CO. GROWTH
US MID CAP VALUE
US REAL ESTATE
VALUE
	98495.00	68025000.00

COMBINED TOTAL

(CURRENT AMOUNT OF FIDELITY BOND IN EFFECT IS $75 MILLION)